Execution Version

ASSET PURCHASE AGREEMENT
BY AND AMONG

XCEL BRANDS, INC.,

IM BRANDS, LLC,

AND

IM READY-MADE, LLC

DATED AS OF MAY 19, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

		Page

12.7	Severability	66
12.8	Remedies Cumulative	66
12.9	Counterparts	66
12.10	Governing Law	67
12.11	Dispute Resolution	67

-vi-

(continued)

Page

Annexes, Exhibits and Schedules
Annexes:

Purchase Price Allocation	Annex A

Exhibits:

Form of Promissory Note	Exhibit A
Form of Escrow Agreement	Exhibit B
Form of Voting Agreement	Exhibit C
Form of Employment Agreement – Isaac Mizrahi	Exhibit D-1
Form of Employment Agreement – Marisa Gardini	Exhibit D-2

Schedules:

Assumed Contracts	AC
IM Logos	L
Furnishings and Equipment	FE
Assumed Liabilities	2.3
Seller Accounts Receivable	3.9(b)
Members of Seller	4.1
Consents and Approvals	4.3
Sellers’ Material Liabilities and Obligations	4.4(b)
Leased Real Property	4.5(a)(i)
Leased Real Property of Business	4.5(a)(ii)
Assumed Leases	4.5(a)(iii)
Breaches of Assumed Leases	4.5(a)(iv)
Title to Assets	4.6
Sufficiency of Assets	4.7
Accounts Receivable Sufficiency and Encumbrances	4.8
Seller’s Tax Returns	4.10
Labor Relations; Compliance	4.11
Employee Benefit Plans	4.12
Litigation Proceedings	4.13(a)
Orders…	4.13(b)
Compliance With Laws; Permits	4.14
Operation of Sellers; Material Adverse Effect	4.15
Payments and Collections	4.16(i)
Top 10 Customers and Suppliers	4.16(ii)
Disputes with Customers and Suppliers	4.16(ii)
Material Contracts	4.17
Defaults or Violation under Material Contracts	4.17(b)
Beneficiary Agreements	4.17(c)
Assumed Contracts Requiring Consent for Assignment	4.17(d)

-vii-

(continued)

Page

Insurance Policies and Loss Runs	4.18
Environmental Matters	4.19
Intellectual Property	4.20(a)
IT Software and Other Licensed Intellectual Property	4.20(b)
Seller’s Intellectual Property Rights	4.20(c)
Seller’s Intellectual Property Infringements	4.20(d)
Validity of Intellectual Property Rights	4.20(e)
Third Party Intellectual Property Infringements	4.20(f)
Intellectual Property Development and Acquisition	4.20(g)
Intellectual Property Restrictions	4.20(h)
Affiliate Transactions	4.21
Suppliers	4.23
Powers of Attorney	4.24
Buyers’ Brokers	5.11
Preservation of Business	6.8
Business Employees	6.13(a)
Initial Board Designee	7.17
Governmental and Other Approvals	8.5

-viii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 19, 2011, by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), solely as to Sections 2.5, 7.3 and 7.15, Isaac Mizrahi, an individual (“Mizrahi”), and, solely as to Sections 7.3 and 7.15, Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.

RECITALS

WHEREAS, the Seller owns certain assets used primarily in the conduct of the Business (as defined below);

WHEREAS, the Seller desires to sell, and Buyers desire to purchase from the Seller, certain assets of the Business, and to assume the liabilities associated therewith, on the terms and subject to the conditions set forth in this Agreement so as to permit Buyers to operate the Business;

WHEREAS, the Seller and the Buyers intend that the transfer of the assets of the Business contemplated by this Agreement, in connection with the Public Shell Transaction and the Buyers’ related equity and debt financings, will qualify as a transaction or transactions described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, immediately prior to the Closing, XCel will merge with and into a publicly traded shell corporation (“Public XCel”) or, alternatively, a newly formed subsidiary of Public XCel will merge with and into XCel, with XCel surviving the merger, and Public XCel shall at all times thereafter be deemed to be a “Buyer” hereunder (such merger, and the transactions contemplated thereby, the “Public Shell Transaction”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

1.1           Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

 “Accounts Receivable” means (a) all trade accounts receivable, licensee royalty accounts receivable, supplier payments receivable, expense reimbursements receivable, and other rights to payment from licensees and customers of the Seller, (b) all advertising accounts receivable of the Seller related to advertising or marketing funds, (c) all other accounts or notes receivable of the Seller and the full benefit of all security for such accounts or notes, and (d) any claim, remedy or other right related to any of the foregoing.

“Accredited Investor” is defined in Regulation D promulgated under the Securities Act.

“Acquired Assets” means all of the Seller’s right, title, and interest in and to all of the following assets of the Seller: (a) Furnishings and Equipment; (b) Books and Records; (c) Intellectual Property Rights; (d) all rights under the Assumed Contracts; (e) all Buyer Accounts Receivable; (f) the IM Archives; (g) the personal name, image, and likeness of Isaac Mizrahi as an individual; and (h) all rights to the operation of the Business, including all goodwill in connection therewith, except as otherwise limited herein; provided, however, notwithstanding anything to the contrary herein, the Acquired Assets shall not include any Excluded Assets or the Retained Media Rights as defined in Section 2.5 herein.

“Acquisition Proposal” is defined in Section 6.5.

“Adjustment” is defined in Section 6.15(b).

“Affiliate” of any Person means any Person which, directly or indirectly controls or is controlled by that Person, or is under common control with that Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

“Agreement” is defined in the preamble.

“Allocation Schedule” is defined in Section 3.7.

“Applicable Percentage” is defined in Section 3.4(a).

“Assumed Contracts” means all License Agreements and Design and Service Agreements (including, without limitation, the right to collect any and all amounts due and payable thereunder that are unpaid to the Seller as of the Closing Date), the Assumed Leases, and, subject to Section 3.8, all other Contracts to which the Seller is a party that relate to the operation of the Business and all security deposits relating thereto, all of which are listed on Schedule AC; provided, however, that the Assumed Contracts shall not include any Contracts related exclusively to the Retained Media Rights.

“Assumed Leases” is defined in Section 4.5(a).

“Assumed Liabilities” is defined in Section 2.3.

“Award” is defined in Section 11.12(b).

“Balance Sheet” is defined in Section 4.4(a).

“Board” is defined in Section 7.16.

“Books and Records” means all books and records of the Seller or its Affiliates relating exclusively to and necessary for the operation of the Business as it is currently operated, including files, documents, correspondence, cost and pricing information, accounting records, licensee lists and records, brand and marketing research, maintenance and inspection reports, archives, sales and marketing materials; provided, that “Books and Records” will not include any corporate records of the Seller or its Affiliates and will not include books and records to the extent not related to the Acquired Assets.

“Business” means the licensing, promotion via any form of media, and marketing of the IM Brands or the Isaac Mizrahi image and likeness for any commercial use relating to the manufacture, sale and/or distribution of clothing, related accessories, home goods (i.e., home furnishings, home décor, tabletop, cookware and kitchen prep items), food products and any and all other goods and services; provided, however, notwithstanding anything to the contrary herein, the Business shall not include the Retained Media Rights.

“Business Audited Financials” is defined in Section 6.4.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Buyers” is defined in the preamble.

“Buyer Accounts Receivable” is defined in Section 3.9(a).

“Buyer Disclosure Schedule” is defined in the first paragraph of Article V.

“Buyer Disclosure Supplement” is defined in Section 6.7(b).

“Buyer Indemnified Parties” is defined in Section 11.2.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Buyers taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by any of the Buyers of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Buyers’ industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Buyers; (b) changes that are solely the result of factors generally affecting the industries or markets in which any of the Buyers operates, in each case except where such condition has a disproportionate effect on the Buyers; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Cap” is defined in Section 11.4(b).

“Cash Net Royalty Income” means, with respect to any period, the sum of (i) gross royalties for the Business in such period, less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Buyers are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such gross royalties, calculated on a cash basis, and (ii) any booked revenue for the Business in such period, calculated in accordance with GAAP, to the extent not included in clause (i) above, but only to the extent that Buyers or any of their Affiliates collect such booked revenue within one hundred (100) days following the end of such period.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Claim” is defined in Section 12.11.

“Claim Notice” is defined in Section 11.7.

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Closing Date Reference Price” means the price of XCel common stock as of the close of markets on the Business Day immediately preceding the Closing.

“Closing Payment” is defined in Section 3.3.

“COBRA” means Section 4980B of the Code, Sections 601 through 608, inclusive, of ERISA and any applicable similar state laws.

“Code” is defined in Recitals.

“Competes with the Business” means to participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes (as publicly announced or announced to the Seller or the Individuals) to engage in the Business.  For purposes of this definition, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Notwithstanding anything to the contrary, the term “Competes with the Business” shall not include (i) the passive ownership of not more than (3%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market, (ii) the exploitation of the license granted under Section 7.17, or (iii) the performance of the Retained Media Rights in accordance with Section 2.5.

“Comprehensive Rules” is defined in Section 12.11(b).

“Contract” means any agreement, contract, license, sublicense, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, franchise, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other arrangement, understanding or commitment, whether written or oral and including any right or obligation under any of the foregoing.

“Core Representations” is defined in Section 11.1.

“Corporate Governance and Nominating Committee” means the corporate governance and nominating committee of Public XCel or any committee or body serving a similar role for Public XCel as may from time to time be constituted.

“Couture Business” is defined in Section 7.17.

“Damages” is defined in Section 11.2.

“Decreased Cap” is defined in Section 11.4(b).

“Decree” means any final, non-appealable judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Government Authority.

“Design and Service Agreement” means any Contract between the Seller and any Person pursuant to which the Seller receives compensation for design services, consulting services, or granting such Person the right to associate an IM Brand or the Isaac Mizrahi name and/or image and likeness with any product or service; provided, however, that the term Design and Service Agreement shall not include any Contract relating exclusively to the Retained Media Rights.

“Earn-Out Period” means the period of time commencing on the Closing Date and ending on the last day of the Fourth Royalty Target Period.

“Earn-Out Reconciliation” is defined in Section 3.4(b).

“Earn-Out Shares” is defined in Section 3.4(a).

“Earn-Out Value” is defined in Section 3.4(a).

“EB Agreement” means the agreement dated November 6, 2001 by and between Laugh Club, Inc. and Earthbound, LLC, and as amended, extended, or assigned thereafter.

“EB Termination and Release” is defined in Section 8.10.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other material employee benefit or fringe benefit plan, program or arrangement of any kind (whether written or oral).

“Employment Agreements” is defined in Section 8.8.

"Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trades or business (whether or not incorporated) that are treated as a single employer with such entity under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the Escrow Agreement to be entered into by the Buyers and the Seller in substantially the form attached hereto as Exhibit B.

“Escrow Amount” is defined in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Exclusivity Termination Fee” is defined in Section 10.2(b).

“Financial Statements” is defined in Section 4.4.

“Fraction” is defined in Section 3.9(c).

“Furnishings and Equipment” means the tangible personal property (other than Inventory and Intellectual Property Rights), including machinery, equipment (including all television studio lighting, sound and cooling equipment), computers, and furniture that relate to the Business, including but not limited to the items listed on Schedule FE to this Agreement.

“GAAP” means generally accepted accounting principles for financial reporting in the United States.

“Government Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, including any quasi-governmental or private body exercising any regulatory or taxing authority thereunder or any judicial authority (or any department, bureau or division thereof).

“Government Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Government Authority or pursuant to any Legal Requirement.

“IMB” is defined in the preamble.

“IM” is defined in the preamble.

“IM Archives” means, except for the Retained Physical Sketches, all products, samples, garments, computer-aided designs, designs, drawings, paintings, illustrations, patterns, fabrics, artwork, advertising, press books and other books, prints, video and audio related to the IM Brands, all original sketches of any kind, and all other such materials that primarily relate to the Business, including, but not limited to, all Target-related archives.

“IM Brands” means the brand names “Isaac Mizrahi”, “IsaacMizrahiLIVE”, “Isaac Mizrahi New York”, or such derivations thereof as have been used by the Seller prior to date hereof, and/or any brand now existing or created in the future using the Isaac Mizrahi personal name or any derivative thereof which may infringe on Buyers’ rights as contemplated herein, image and/or likeness for any commercial use.

“IM Logos” means the logos associated with the IM Brands, as existing now or in the past or future, including the logos set forth on Schedule L attached hereto.

“Indemnification Objection” is defined in Section 11.7.

“Indemnified Party” is defined in Section 11.3.

“Indemnifying Party” is defined in Section 11.6(a).

“Indebtedness” means (a) indebtedness of Seller for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Seller upon which interest charges are paid, (d) all obligations of Seller in respect of capitalized leases that, individually, involve an aggregate future liability in excess of $15,000 and obligations of Seller for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (e) all obligations in respect of banker’s acceptances or letters of credit issued or created for the account of Seller, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) of any other Person secured by any Lien on any assets of Seller, even though Seller has not assumed or otherwise become liable for the payment thereof, (g) all guarantees by Seller of obligations of the type described in clauses (a) through (f) above of any other Person, and (h) payment obligations in respect of interest under any interest rate swap or other hedge agreement or arrangement entered into by Seller with respect to any Indebtedness described in clauses (a) through (g) above.

“Independent Auditors” means the nationally recognized accounting firm retained by Public XCel to be its independent auditor.

“Initial Period” is defined in Section 6.15(b).

“Initial Purchase Price” is defined in Section 3.2.

“Initial Stock Consideration” is defined in Section 3.3.

“Insider Lock-Up Agreements” is defined in Section 6.15(a).

“Insurance Policies” is defined in Section 4.18.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world, and whether used now or in the future: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, proprietary designs and design processes, trade dress, trade names, personal names, images and likenesses, product configuration, corporate names, logos, insignias and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, Internet websites, and URLs, Internet and phone applications and systems; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) all other intellectual property; and (vii) any goodwill associated with each of the foregoing.

“Inventory” means inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods.

“IRS” means the United States Internal Revenue Service.

“IT Software” is defined in Section 4.20(b).

“Knowledge” means, with respect to the Seller, the actual knowledge, after reasonable due inquiry, of Mizrahi and MG, and with respect to the Buyers, the actual knowledge, after reasonable due inquiry, of Robert D’Loren, Seth Burroughs and James Haran.  The terms “know” and “knows” and like terms will have correlative meanings.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License Agreement” means any Contract between the Seller and any Person pursuant to which the Seller has granted such Person the right to design, manufacture, sell or distribute goods under or using the IM Brand; provided, that the term License Agreement shall not include any Contract relating exclusively to the Retained Media Rights.

“Licensee” means a Person who has entered into and as of the Closing Date is a party to a License Agreement.

“Liens” means any liens, pledges, claims, encumbrances, mortgages, charges, options, preemptive rights, rights of first refusal or similar rights, title retention agreements, easements, encroachments, leases, subleases, covenants, security interests and restrictions and encumbrances of any kind or nature whatsoever.

“Lock-Up Agreement” is defined in Section 6.15(a).

“Material Contracts” is defined in Section 4.17(a).

“Merchandising Notice” is defined in Section 7.7.

“Merchandising Rights” is defined in Section 7.7.

“Multiemployer Plan” is defined in Section 3(37) of ERISA.

“Net Royalty Income” means booked revenue for the Business, less the sum of advertising royalties, commissions paid to third parties, payments under royalty sharing or participation agreements, and international withholding (solely to the extent the Buyers are unable to claim a federal tax credit with respect to such international withholding) and other transfer taxes, in each case to the extent related to such booked revenue, calculated in accordance with GAAP; provided, however, that, (i) Net Royalty Income shall not include any deferred revenues recognized during the period for which Net Royalty Income is being calculated for which the Buyers have not received the related payment, and (ii) in the event of the termination of a license agreement with respect to the Business, the calculation of Net Royalty Income shall not include any revenue accelerated as a result of termination for which termination the Buyers have not received the related payment.

“Note Shares” is defined in Section 6.15.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, operating agreement or other governing documents of such entity.

“Party” or “Parties” have the meaning set forth in the preamble.

“Permitted Lien” means: (a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carrier’s or other similar Liens, including all statutory liens, arising or incurred in the Ordinary Course of Business; (c) with respect to leased or licensed personal property, the terms and conditions of the lease or license applicable thereto; (d) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Government Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business, except where any such violation would not reasonably be expected to individually or in the aggregate materially impair the use or operation of the affected property or the conduct of the Business thereon as it is currently being conducted; (e) Liens for any financing secured by an asset, where the financing obligation is an Assumed Liability and such asset is an Acquired Asset; (f) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the Business taken as a whole; (g) matters that would be disclosed on an accurate survey of the real property; (h) Liens on the Seller Intellectual Property Rights created or evidenced by License Agreements with Licensees; (i) other Liens, none of which, individually or in the aggregate, would reasonably be expected to materially impair the use or operations of the affected property or the conduct of the Business therewith as it is currently being used and conducted; and (j) Liens created by or at the direction of any of the Buyers or pursuant to the terms of this Agreement.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Government Authority.

“Proceeding” means any action, claim, cause of action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, and whether before any Government Authority or arbitrator.

“Promissory Note” is defined in Section 3.3.

“Public Shell Transaction” is defined in the Recitals.

“Public XCel” is defined in the Recitals.

“Public XCel Financing Statements” is defined in Section 5.4.

“Public XCel Reports” is defined in Section 5.3.

“Purchase Price” is defined in Section 3.2.

“QVC” means QVC, Inc., a Delaware corporation.

“QVC Advance” means the Advance Royalty Payments as defined in the QVC First Amendment, with such Advance Royalty Payments equal to $5,531,479.31 as of the Closing.

 “QVC Agreement” means the agreement dated June 5, 2009 by and between QVC, the Seller and Mizrahi, as amended by that Addendum, dated January 29, 2010 and the QVC First Amendment, and as amended from time to time.

“QVC Earn-Out Amount” is defined in Section 3.4(c).

“QVC Earn-Out Date” means the four year anniversary of the Closing Date.

“QVC Earn-Out Period” is defined in Section 3.4(c).

“QVC Earn-Out Reconciliation” is defined in Section 3.4(d).

“QVC Earn-Out Shares” is defined in Section 3.4(d).

“QVC First Amendment” means the amendment to the QVC Agreement, dated December 20, 2010 by and between QVC, the Seller and Mizrahi.

“Related Agreements” means, collectively, the Promissory Note, the Escrow Agreement, the Voting Agreement, the Employment Agreements and all of the agreements, instruments certificates and other documents expressly contemplated by this Agreement.

“Related Transactions” means, collectively, the Public Shell Transaction and all equity and debt financing arrangements necessary to enable the Buyers to consummate the transactions contemplated by this Agreement.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Restricted Period” is defined in Section 7.3.

“Retained Media Rights” is defined in Section 2.5.

“Retained Physical Sketches” means only the physical original sketches created by Mizrahi prior to the Closing Date, and the right to retain such sketches and display them from time to time in museums, exhibits and other non-retail forums, provided, that, except for the foregoing rights, such term does not include any Intellectual Property Rights or other rights that may be associated with such sketches, nor does it include the right to exploit, present or publicly display such sketches in connection with the sale or promotion of goods and services or to otherwise use them for the purpose of developing competing goods, products or services.

“Royalty Shortfall Payment” is defined in Section 3.6.

“Royalty Target” is defined in Section 3.4(a).

“Royalty Target Period” is defined in Section 3.4(a).

“SEC” means the Securities and Exchange Commission.

“SEC Financial Statements” is defined in Section 7.4.

“Securities” is defined in Section 6.15(b).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Seller” is defined in the preamble.

“Seller Accounts Receivable” is defined in Section 3.9(b).

“Seller Benefit Plan” is defined in Section 4.12(a).

“Seller Disclosure Schedule” is defined in the first paragraph of Article IV.

“Seller Disclosure Supplement” is defined in Section 6.7(a).

“Seller Employee” shall mean each employee of the Seller (including employees on approved leave of absence, sick leave and vacation leave or as to whom Seller would have a legal obligation to rehire).

"Seller Employment Agreement" means any individual agreement or arrangement, including any amendments thereto, between Seller, on the one hand, and a Seller Employee, on the other hand, other than any agreement, arrangement or other document under any stock option or other equity plan of Seller.

“Seller Indemnified Parties” is defined in Section 11.3.

“Seller Information” means any data and information relating to the Business, customers, financial statements, conditions or operations of the Business, in each case which is confidential in nature and not generally known to the public.

“Seller Intellectual Property Rights” is defined in Section 4.20(c).

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is, or would reasonably be expected to be, materially adverse to the assets, business, liabilities, prospects, results of operations or condition (financial or otherwise) of the Seller taken as a whole or that prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the consummation by Seller of the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Seller Material Adverse Effect: (a) changes that are solely the result of economic or political factors affecting the national, regional or world economy or the Seller’s industry, acts of war or terrorism or other force majeure events, in each case except where such condition has a disproportionate effect on the Seller; (b) changes that are solely the result of factors generally affecting the industries or markets in which the Seller operates, in each case except where such condition has a disproportionate effect on the Seller; (c) changes in Legal Requirements or the interpretation thereof; or (d) any action required to be taken pursuant to this Agreement.

“Straddle Period” is defined in Section 7.2(b).

“Subsidiary” means, with respect to any Person, any other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by such Person or one or more of its Subsidiaries.

“Survival Date” is defined in Section 11.1.

“Tax” means (i) any tax (including, without limitation, any income tax, franchise tax, margin tax, branch profits tax, capital gains tax, alternative or add-on minimum tax, estimated tax, value-added tax, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax, escheat or abandoned property liability), and any related fine, penalty, interest or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Government Authority or payable pursuant to any tax-sharing agreement relating to the sharing or payment of any such tax and (ii) any transferee, successor or other liability in respect of the taxes of another Person (whether by contract or otherwise).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Government Authority in connection with the determination, assessment, collection or payment of any Tax.

“Termination Date” is defined in Section 10.1(b).

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” is defined in Section 11.6(b).

“Transfer” is defined in Section 6.15(b).

“Transfer Taxes” is defined in Section 7.2(a).

“Voting Agreement” is defined in Section 7.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

“XCel” is defined in the preamble.

“XCel Shares” means the shares of common stock of Public XCel.

1.2          Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE II
PURCHASE AND SALE OF BUSINESSES AND ASSETS

2.1          Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Buyers (as directed by the Buyers) as of the Closing Date, and each Buyer agrees to purchase and take assignment and delivery from the Seller as of the Closing Date, all of Seller’s right, title and interest in and to the Acquired Assets, free and clear of all Liens other than the Permitted Liens.

2.2          Excluded Assets. Pursuant to this Agreement, no Buyer is acquiring, and the Seller shall retain, the following assets, rights and properties (collectively, the “Excluded Assets”) and, as such, they are not included in the Acquired Assets:

(a)           All cash and cash equivalents of the Seller on hand in the Seller’s accounts immediately prior to Closing, other than security deposits related to the Assumed Contracts and Assumed Leases;

(b)           The Seller Accounts Receivable;

(c)           All Contracts that have terminated or expired prior to the Closing Date in the Ordinary Course of Business of the Seller, except (i) any License Agreements and Design and Service Agreements that are operating under formal or informal, written or verbal, short term extensions pending completion of the renewal process and execution of renewal License Agreements or Design and Service Agreements, or (ii) those rights contained in License Agreements and Design and Service Agreements that expressly or by their nature survive expiration or termination;

(d)           All books and records as pertain to the organization, existence or capitalization of the Seller and any other records or materials relating to the Seller generally and not involving or relating to the Acquired Assets, other than the Books and Records;

(e)           All Contracts, assets and rights associated with any Seller Benefit Plan, collective bargaining agreements or arrangements and any employment, severance, change of control or other similar agreements or arrangements, if any, maintained, contributed to or with respect to which the Seller or any ERISA Affiliate of the Seller has any actual or potential liability;

(f)           All rights of the Seller under this Agreement, any Related Agreement and any side agreement between the Seller and any Buyer entered into on or after the date of this Agreement;

(g)           The Retained Physical Sketches; and

(h)           The assets set forth on Schedule 2.2 attached hereto.

2.3          Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyers shall assume and agree to pay, discharge and perform when due, the Seller’s liabilities and obligations (a) arising under the Assumed Contracts, including the License Agreements and the Design and Service Agreements, to the extent such liabilities or obligations are incurred on or after the Closing Date (but specifically excluding any liability or obligation relating to or arising out of such Assumed Contract that exists as a result of (i) any breach of such Assumed Contract occurring prior to the Closing Date, (ii) any obligation of the Seller to pay any Taxes allocated to the Buyers pursuant to Section 7.2(b), (iii) any violation of law, breach of warranty, tort or infringement occurring prior to the Closing Date or (iv) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent related to acts or omissions occurring or arising prior to the Closing Date), (b) arising out of the operation of the Business to the extent that such liabilities or obligations accrue on and after the Closing Date based on the operation of the Business following the Closing, (c) any obligation to repay the QVC Advance or any portion thereof, and (d) other liabilities of a type and amount expressly identified on Schedule 2.3 (collectively, the “Assumed Liabilities”).

2.4          Excluded Liabilities.Except as and to the extent expressly provided in Section 2.3, the Buyers are not agreeing to, and shall not, assume any other liability, margin guarantee contract, obligation, undertaking, expense or agreement of the Seller of any kind, character or description, whether absolute, contingent, known, unknown, accrued, liquidated, unliquidated, executory or otherwise, and whether arising prior to or following the Closing, and the execution and performance of this Agreement shall not render the Buyers liable for any such liability, obligation, undertaking, expense or agreement (all of such liabilities and obligations shall be referred to herein as the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, and the Buyers will not assume or be liable for:

(a)           Any liability or obligation with respect to any Excluded Asset, whether arising prior to or after the Closing;

(b)           Except as expressly assumed pursuant to Section 2.3(c), any liability, claim or obligation, contingent or otherwise, arising out of the operation of the Business or any Acquired Asset prior to the Closing Date, including, without limitation, any contingent liabilities under the Assumed Contracts that became due and payable before the Closing Date;

(c)           Any liability or obligation arising out of or related to any Contract that is not an Assumed Contract;

(d)           Any liability or obligation arising out of, or related to, any lease for any Leased Real Property used by the Business that is not an Assumed Lease, whether arising prior to or after the Closing;

(e)           Except as provided in Section 7.2(a), any liabilities or obligations of the Seller for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees and brokerage fees);

(f)           Any liability or obligation for any Taxes of Seller or with respect to the Acquired Assets for any taxable period, or portion thereof, ending prior to the Closing Date;

(g)           Except as provided in Section 6.13, any liability or obligation to any employee or former employee of the Seller, or any Affiliate of the Seller or other Person who provides services to the Seller (other than any liability or obligation arising on or after the Closing to any such employee hired by the Buyers and related solely to the Buyers’ employment of such employee);

(h)           Except as provided in Section 6.13, any duty, obligation or liability arising at any time under or relating to any Seller Benefit Plan or any employee benefit plan, program or arrangement at any time maintained, sponsored or contributed or required to be contributed to by the Seller or any ERISA Affiliate of the Seller or with respect to which the Seller or any of its ERISA Affiliates has any liability or potential liability;

(i)           Any liability or obligation arising out of any violation by the Seller of any Legal Requirement applicable to the relationship between the Seller and the Licensees under the License Agreements;

(j)           Any liability or obligation arising out of any infringement or other unlawful use by the Seller, or any Person acting under Seller’s direction or control, of any Seller Intellectual Property Rights owned or held by any Person; and

(k)           Any liability or obligation of the Seller arising out of any Proceeding by any Person relating to the Business as conducted prior to the Closing Date, whether or not such Proceeding is pending, threatened, or asserted before, on, or after the Closing Date or has been disclosed by the Seller to the Buyers.

2.5          Retained Media Rights.

(a)           Notwithstanding anything to the contrary in this Agreement or any Related Agreement, Mizrahi shall, other than for the purpose of promoting, or selling any goods, products and/or services under, the IM Brands, retain the right to be involved with, and retain any compensation from his participation in, or contribution to, theater and motion pictures and entertainment shows that air on television, film, radio, the internet and/or any other medium, appearances, and any and all marketing and promotion fees, books, blogs and other publications (the “Retained Media Rights”), subject to the following: (i) the Seller and Mizrahi, personally, shall not utilize the IM Brands (including the Isaac Mizrahi name, image and/or likeness) in connection with any activity that Competes with the Business, and (ii) neither the Seller nor Mizrahi, personally, shall violate Section 7.15(a) (Nondisparagement).  The Buyers acknowledge and agree that nothing in this Section 2.5 shall restrict the Seller or any of the Individuals with respect to any activity that does not utilize the IM Brands.  The Buyers hereby grant to Mizrahi a perpetual, royalty-free license to use his name, likeness and image in order to perform the Retained Media Rights in accordance with this Section 2.5.  The Seller shall use commercially reasonably efforts to notify the Buyers of any participation by Mizrahi in any project that utilizes the IM Brands (including Mizrahi’s name, image or likeness), provided that failure to notify Buyers as provided herein shall not be a breach of this Agreement.

(b)           Notwithstanding any limitations in Section 2.5(a), the Retained Media Rights shall include the right of Mizrahi to author or co-author autobiographical books and memoirs.

2.6          Treatment of Intercompany Accounts Receivable and Accounts Payable.  All intercompany accounts receivable, intercompany accounts payable and other obligations due and owing between the Seller and any of its Affiliates shall be disregarded for purposes of the transactions contemplated hereby and shall not be treated as Assumed Liabilities, Acquired Assets, Excluded Assets or Excluded Liabilities.

ARTICLE III
PURCHASE PRICE; PAYMENT; ASSUMPTION OF OBLIGATIONS

3.1          The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Blank Rome, LLP (or such other location as shall be mutually agreed upon by the Seller and Buyers) commencing at 10:00 a.m. New York time on a date (the “Closing Date”) that is the second Business Day after all conditions to the obligations of the Seller and Buyers to consummate the transactions contemplated hereby set forth in Article VIII and Article IX (other than conditions with respect to actions the Seller and/or Buyers will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or on such other date as shall be mutually agreed upon by the Seller and Buyers prior thereto.  The effective time of the Closing shall be deemed to be 12:01 a.m. on the Closing Date.

3.2          Purchase Price.  Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in payment and consideration for the sale, conveyance, assignment, transfer and delivery of the Acquired Assets by the Seller to the Buyers, (i) the Buyers shall pay to the Seller at the Closing an amount equal to Thirty-One Million Three Hundred Forty-Six Thousand United States Dollars ($31,346,000) (the “Initial Purchase Price”), payable as hereinafter provided, (ii) the Buyers shall pay the Earn-Out Value, if any, to the Seller pursuant to Section 3.4, and (iii) the Buyers shall assume the Assumed Liabilities. The Initial Purchase Price, together with the Earn-Out Value, if any, and the QVC Earn-Out Amount, less the Royalty Shortfall Payment (if applicable), shall be referred to collectively as the “Purchase Price”.

3.3          Payment Of Initial Purchase Price.  At Closing, the Buyers shall pay the Initial Purchase Price as follows:

(i)           Buyers shall pay to the Seller, Fourteen Million Eight Hundred Sixty Eight Thousand Five Hundred Sixty Eight United States Dollars ($14,868,568) (the “Closing Payment”) in cash, by wire transfer of immediately available funds; provided, that the amount of the Closing Payment is subject to adjustment under subparagraph (v) of this Section 3.3;

(ii)           Buyer shall deliver to the Escrow Agent Six Hundred Thousand United States Dollars ($600,000) (the “Escrow Amount”) pursuant to the Escrow Agreement, provided, that the amount of the Escrow Amount is subject to adjustment under subparagraph (v) of this Section 3.3;

(iii)           Buyers shall deliver to the Seller a promissory note, in the form attached hereto as Exhibit A, in the principal amount of Seven Million Three Hundred Seventy-Seven Thousand Four Hundred Thirty-Two United States Dollars ($7,377,432)(the “Promissory Note”);

(iv)           Buyers shall cause to be issued to the Seller a number of XCel Shares equal to the quotient obtained by dividing Eight Million Five Hundred Thousand Dollars ($8,500,000) by the Closing Date Reference Price (the “Initial Stock Consideration”);

(v)           Notwithstanding the foregoing, if Buyers have not received evidence from the Seller prior to the Closing Date, which is reasonably satisfactory to the Buyer, that the Seller has bought out, subleased or otherwise resolved the liabilities related to the Leased Real Property at 23 E. 67th St., New York, NY, then the amount of the Closing Payment shall be Fourteen Million Six Hundred Eighty-Eight Thousand Five Hundred Sixty-Eight United States Dollars ($14,688,568) and the amount of the Escrow Amount shall be Seven Hundred Eighty Thousand United States Dollars ($780,000).  In the event the Escrow Amount is raised pursuant to this Section 3.3(v), then the Parties shall revise the Escrow Agreement to provide for the Escrow Amount to be disbursed in monthly releases of Sixty-Five Thousand United States Dollars ($65,000) unless the Escrow Agent is otherwise ordered by a joint written instruction.

Except as otherwise provided in the Promissory Note, the Promissory Note shall mature Thirty Six (36) months from the date of its issuance.  The Buyer shall have the right to reduce or withhold payment of the principal due and owing under the Promissory Note to the extent permitted under Section 11.8 of this Agreement and the terms of the Promissory Note.

3.4          Earn-Out.

(a)           Following the Closing and as additional consideration for the sale and purchase of the Acquired Assets as contemplated by the terms and conditions of this Agreement, the Seller shall be entitled to receive from the Buyers (subject to the terms and conditions set forth in this Section 3.4) additional XCel Shares (the “Earn-Out Shares”) with a value (the “Earn-Out Value”) based upon the Business achieving Net Royalty Income targets for the four successive twelve month periods beginning on the first day of the calendar quarter following the calendar quarter in which the Closing occurs (individually each such period being the “Royalty Target Period” and collectively the “Royalty Target Periods”) (with each targeted Net Royalty Income a “Royalty Target”) as follows:

ROYALTY TARGET PERIODS	ROYALTY TARGET	EARN-OUT VALUE

First Royalty Target Period	$16,000,000	$7,500,000

Second Royalty Target Period	$20,000,000	$7,500,000

Third Royalty Target Period	$22,000,000	$7,500,000

Fourth Royalty Target Period	$24,000,000	$7,500,000

The percentage of the Earn-Out Value that shall be earned by the Seller in each Royalty Target Period shall be determined based upon the percentage of the actual Net Royalty Income of the Business for such Royalty Target Periods to the Royalty Target for such Royalty Target Period (such percentage, the “Applicable Percentage”) as follows:

APPLICABLE PERCENTAGE	% OF EARN-OUT VALUE EARNED

Less than 76%	0%

76% up to 80%	40%

80% up to 90%	70%

90% up to 95%	80%

95% up to 100%	90%

100% or greater	100%

By way of clarification, the Business must achieve Net Royalty Income in an amount equal to or in excess of 76% of the Royalty Target in a given Royalty Target Period for the Seller to be eligible to receive Earn-Out Shares related to that Royalty Target Period.

(b)           Procedure for Earn-Out.  As soon as practicable after the end of each Royalty Target Period, but in no event later than 30 days following the end of each of each Royalty Target Period, Buyers shall deliver to the Seller: (i) a statement from the Independent Auditors verifying the Net Royalty Income for the previous Royalty Target Period, (ii) a statement prepared by Buyer of the calculation of the Earn-Out Value for the previous Royalty Target Period and the number of XCel Shares to be issued to the Seller pursuant to this Section 3.4; and (iii) if requested by Seller, supporting documentation of the determination of Net Royalty Income for the previous Royalty Target Period (collectively, (i) and (ii), the “Earn-Out Reconciliation”).  The determination of the Independent Auditors reflected in the Earn-Out Reconciliation shall be binding and conclusive on all of the Parties.  Upon receipt of the Earn-Out Reconciliation by the Seller, the Buyers shall deliver the Earn-Out Shares related to the then previous Royalty Target Period to the Seller within 10 Business Days thereof, with the number of shares to be calculated as the quotient obtained by dividing (x) the Earn-Out Value earned by the Seller for the then previous Royalty Target Period, by (y) the average per-share price of XCel Shares at the close of business on the last twenty (20) Business Days of the then previous Royalty Target Period.

(c)           QVC Earn-Out.  Subject to the terms and conditions of this Section 3.4(c), as additional consideration for the sale and purchase of the Acquired Assets, the Sellers shall be entitled to a one-time payment (the “QVC Earn-Out Amount”), payable in either cash or XCel Shares (the method of payment to be determined in Buyers’ sole discretion) in accordance with Section 3.4(d), the amount of which shall be determined as follows:

(i)           If Cash Net Royalty Income from QVC is equal to or in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) for the 12 month period ending on the QVC Earn-Out Date (the “QVC Earn-Out Period”), then the QVC Earn-Out Amount shall be equal to Two Million Seven Hundred Sixty Five Thousand Five Hundred Dollars ($2,765,500); or

(ii)           If the QVC Agreement is amended by agreement of the parties thereto or terminated prior to the QVC Earn-Out Date, the QVC Earn-Out Amount shall be equal to the product of (A) Two Million Seven Hundred Sixty Five Thousand Five Hundred Dollars ($2,765,500) and (B) the quotient of (x) the sum of the Cash Net Royalty Income received from QVC by the Buyers and the Cash Net Royalty Income to be received by the Buyers from QVC as a result of such amendment(s) or termination and (y) the total Cash Net Royalty Income that was to be received by the Buyers from QVC under the QVC Agreement, as in effect on the Closing Date, for the period commencing on the Closing Date and ending on the QVC Earn-Out Date; provided, however, that the QVC Earn-Out Amount payable under this Section 3.4(c) shall not in any event exceed Two Million Seven Hundred Sixty Five Thousand Five Hundred Dollars ($2,765,500).

(d)           Procedure for QVC Earn-Out.  As soon as practicable after the QVC Earn-Out Date, but in no event later than 120 days thereafter, Buyers shall deliver to the Seller: (i) a statement from the Independent Auditors verifying, in the case of Section 3.4(c)(i), the Cash Net Royalty Income received from QVC for the QVC Earn-Out Period, or, in the case of Section 3.4(c)(ii), the Cash Net Royalty received from QVC for the period commencing on the Closing Date and ending on the QVC Earn-Out Date, (ii) a statement prepared by Buyer of the calculation of the QVC Earn-Out Amount and, if the Buyers elect to pay the QVC Earn-Out Amount in XCel Shares, the number of XCel Shares to be issued to the Seller pursuant to this Section 3.4(d); and (iii) if requested by Seller, supporting documentation of the determination of Cash Net Royalty Income from QVC and the calculation of the QVC Earn-Out Amount (collectively, (i) and (ii), the “QVC Earn-Out Reconciliation”).  The determination of the Independent Auditors reflected in the QVC Earn-Out Reconciliation shall be binding and conclusive on all of the Parties.  Within ten (10) days of receipt of the QVC Earn-Out Reconciliation by the Seller, the Buyers shall deliver, at Buyers’ sole election, either (i) the QVC Earn-Out Amount earned, if any, by wire transfer or immediately available funds, or (ii) XCel Shares with a value equal to the QVC Earn-Out Amount earned (“QVC Earn-Out Shares”), if any, with the number of shares to be calculated as the quotient obtained by dividing (x) the QVC Earn-Out Amount earned by the Seller, by (y) the average per-share price of XCel Shares at the close of business on the last twenty (20) Business Days of the QVC Earn-Out Period.

(e)           Buyers shall keep and maintain at their regular place of business accurate, complete and up-to-date books and records relating to the Cash Net Royalty Income received from QVC.  From time to time, the Seller shall have the right, upon providing at least five (5) Business Days advance written notice to the Buyers, to inspect and/or audit, or have its duly authorized third party agents or Representatives inspect and/or audit, all such books and records.  The Seller shall conduct, or cause to be conducted, such inspection and/or audit at its own expense; provided, however, that in the event that the inspection and/or audit reveals that the Buyers understated the amount of the amount of Cash Net Royalty Income that has been earned and received from QVC by 5% or more, then the Buyers shall promptly reimburse the Seller for all of its costs and expenses related to such inspection and/or audit.

3.5          Post-Closing Operation of the Business.

(a)           During the Earn-Out Period, the Buyers shall prepare and maintain financial statements sufficient to allow the Net Royalty Income for each Royalty Target Period to be calculated and reviewed in accordance with this Agreement.

(b)           During the Earn-Out Period, each Buyer shall, in good faith, not take any actions, or omit to take any actions, intentionally designed to reduce Net Royalty Income or Cash Net Royalty Income.

(c)           If the Buyers sell, assign or transfer all or substantially all of the Acquired Assets to a Third Party during the Earn-Out Period, the Buyers shall cause such Third Party to assume the Buyers’ obligations under Section 3.4 of this Agreement.

3.6          Royalty Shortfall Payment.  If the Cash Net Royalty Income for the first Royalty Target Period is finally determined by the Independent Auditors to be less than Eight Million Six Hundred Thousand United States Dollars ($8,600,000), then, within thirty (30) days of such final determination thereof, Seller shall remit to Buyer, by wire transfer of immediately available funds, an amount (the “Royalty Shortfall Payment”) equal to the difference between (x) Eight Million Six Hundred Thousand United States Dollars ($8,600,000) and (y) the actual Cash Net Royalty Income for the first Royalty Target Period, as finally determined by the Independent Auditors; provided, however, that the Royalty Shortfall Payment shall in no event exceed One Million Five Hundred Thousand Dollars ($1,500,000).  At its sole option and in its sole discretion, Buyer may elect to satisfy any Royalty Shortfall Payment by decreasing the principal amount owed to Seller by Buyer under the Promissory Note.

3.7          Allocation.  The Seller and the Buyers agree to allocate the sum of the Purchase Price and the Assumed Liabilities, including any adjustments thereto pursuant to this Agreement, among the Acquired Assets in accordance with the allocation schedule attached hereto as Annex A (the “Allocation Schedule”). Each of the Parties hereto agrees that: (i) none of the Parties shall take a position on any Tax Return (including IRS Form 8594, if applicable) that is in any way inconsistent with the Allocation Schedule without the written consent of the other Parties or unless specifically required by an applicable Government Authority; and (ii) they shall promptly notify each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation Schedule.  Notwithstanding the foregoing, nothing contained herein shall prevent the Buyers or the Seller from settling any proposed deficiency or adjustment assessed against it by any Government Authority based upon or arising out of the Allocation Schedule, and neither the Buyers nor the Seller shall be required to litigate before any court any such proposed deficiency or adjustment by any Government Authority challenging the Allocation Schedule.

3.8          Nonassignable Contracts.  Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by the Seller to any Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Buyers shall assume no obligations or liabilities under any such Assumed Contract.  Without in any way limiting the Seller’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Acquired Assets to the Buyers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, the Seller shall cooperate with the Buyers following the Closing Date in any reasonable arrangement designed to provide the Buyers with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of the Buyers (at the Buyers’ cost) of any and all rights of the Seller against any Third Party arising out of any breach or cancellation of any such Assumed Contract by such Third Party and, if requested by either Buyer, acting, at Buyers’ cost, as an agent on behalf of such Buyer or as such Buyer shall otherwise reasonably require.

3.9          Accounts Receivable.

(a)           The Seller shall promptly forward to the Buyer any and all proceeds from Accounts Receivable relating to the Business that are received by the Seller following the Closing Date to the extent such proceeds relate to a period ending after the Closing Date (“Buyer Accounts Receivable”).  Notwithstanding the foregoing or anything to the contrary herein (including Section 3.9(c) below), in the event that the Closing occurs prior to June 1, 2011, any and all Accounts Receivable relating to the Business that are collected in, or relate to, any or all of the period ending on or prior May 31, 2011 shall be deemed to be Seller Accounts Receivables, and Buyers shall have no right therein.

(b)           The Buyers acknowledge that all Accounts Receivable in respect of amounts due from Licensees or any Persons prior to the Closing Date shall remain the property of the Seller (the “Seller Accounts Receivable”) and that none of the Buyers shall acquire any beneficial right or interest therein.  The Seller Accounts Receivable as of March 31, 2011, are set forth on Schedule 3.9(b), which shall be finalized and updated as part of the pre-Closing audit described in Section 6.4.

(c)           The Buyers shall promptly forward to the Seller upon receipt by any Buyer any amounts actually received by the Buyers following the Closing Date that are a Seller Accounts Receivable.  For purposes of determining what constitutes a Seller Accounts Receivable for purposes of this Section 3.9, (x) in the case of Accounts Receivable relating to the Business received in respect of a period (such as a fiscal quarter or other similar period for which such amounts are paid) that was completed prior to the Closing Date, the entire amount of such Accounts Receivable shall be Seller Accounts Receivable and be forwarded to the Seller and (y) in the case of any Accounts Receivable relating to the Business that are paid on a periodic basis and are payable for a period (such as a fiscal quarter) that includes, but does not end prior to, the Closing Date, the Seller shall be forwarded a portion of such Accounts Receivable, which portion shall be Seller Accounts Receivable, equal to the Accounts Receivable for the entire applicable period multiplied by a fraction the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the number of days in the entire period for which such Accounts Receivable are paid (the “Fraction”).  Without limiting the generality of the foregoing, the Buyers acknowledge that the Business shall receive a payment from Liz Claiborne, Inc. in August of 2011 relating to the QVC Agreement with respect to the period of time between August 2010 and August 2011.  The Buyers acknowledge and agree that the Seller shall be entitled to a portion of such payment, which portion shall constitute Seller Accounts Receivable, equal to such payment multiplied by the Fraction.

(d)           Notwithstanding anything to the contrary in this Section 3.9, (i) neither the Seller nor any of its Affiliates shall be entitled to contact any Licensee regarding any past due Seller Accounts Receivable without the Buyers’ prior approval, which shall not be unreasonably withheld, delayed or conditioned, and (ii) in the event that any Licensee or other Person is the debtor on any Seller Accounts Receivable, any amounts received by any Buyer from such Licensee or other Person shall first be deemed to be paid on account of the Seller Accounts Receivable (up and until such Seller Accounts Receivable is paid in full) and shall promptly be forwarded to the Seller.

(e)           Each of the Buyers, on the one hand, and the Seller, on the other hand, shall provide to the other Parties reasonable access to its files, records and books of account for the purpose of verifying any funds that have been remitted to the Buyers or to the Seller, as applicable, and to verify collection of the accounts receivable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to each of the Buyers with respect to itself that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV except to the extent any representation or warranty expressly speaks only as of a different date), except as set forth in the disclosure schedule attached hereto (the “Seller Disclosure Schedule”), which Seller Disclosure Schedule sets forth the Seller’s disclosures identified by the Seller.  The disclosures in any section or subsection of the Seller Disclosure Schedule shall qualify the corresponding section or subsection in this Article IV and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

4.1          Organization and Good Standing.  The Seller is a limited liability company and is duly formed, validly existing and in good standing under the laws of the State of New York.  The only members of the Seller are listed on Schedule 4.1, and no other members or owners of the Seller exist. The Seller has all requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as currently conducted.  The Seller is duly qualified as a foreign limited liability company, and, to the extent applicable, is in good standing, in each jurisdiction in which the character or location of the property owned, leased or operated by the Seller or the nature of the Business conducted by the Seller makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller does not have any Subsidiaries.  The Seller does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person or has any obligation to make any investment in any Person.

4.2          Enforceability; Authority.  The Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Related Agreement to which the Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each Related Agreement to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by its members, and no other action on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement or any Related Agreement to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Seller and constitutes, and, with respect to each other Related Agreement to which the Seller is a party, upon its execution and delivery by the Seller, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Buyers and/or the other parties thereto, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

4.3          Consents; Approvals.  Except as set forth in Schedule 4.3, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and will not:

(a)           violate or conflict with the provisions of the Organizational Documents of the Seller;

(b)           violate any Legal Requirement or Decree to which the Seller is subject or by which any of its material properties or assets are bound;

(c)           require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority; or

(d)           result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Seller under any of the terms, conditions or provisions of any Contract or any other instrument or obligation to which the Seller is a party, or by which it or any of their respective properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, have not had, and would not reasonably be expected, individually or in the aggregate, to have, a Seller Material Adverse Effect.

4.4          Financial Statements.  .

(a)           The Seller has delivered to the Buyers certain financial operational reports and net income statements with respect to the Seller’s business and prepared under the cash accounting method, for the annual period ending December 31, 2008, 2009, and 2010, and the quarter ending March 31, 2011 (collectively, the “Financial Statements”), including an unaudited balance sheet of the Seller prepared under the cash accounting method as of March 31, 2011 (the “Balance Sheet”).  The Financial Statements represent fairly in all material respects the financial condition of the Seller’s business as of such date and for the period then ending, and, to the Seller’s Knowledge, do not omit any material information or facts with respect thereto.

(b)           Except as disclosed on Schedule 4.4(b), there are no material liabilities or obligations of the Business (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities and obligations accrued or disclosed on the Balance Sheet and those liabilities and obligations accrued after the date thereof in the Ordinary Course of Business, none of which arise out of a breach of any contract, tort, infringement, claim, lawsuit or breach of warranty.  Furthermore, the QVC Advance shall be reported as a separate line item, and is equal to or less than the Advance Royalty Payment (as defined in the QVC Agreement) for each financial reporting period and on the Closing Date.

4.5          Real Property.

(a)           Leased Real Property.  Schedule 4.5(a)(i) sets forth a true and correct list of each Leased Real Property leased by the Seller, including the address and a description of each such Leased Real Property. Schedule 4.5(a)(ii) sets forth a list of the Leased Real Property that are used primarily for the Business. Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) directly relating to the Leased Real Property on Schedule 4.5(a)(ii) are set forth on Schedule 4.5(a)(iii) (the “Assumed Leases”) and have been delivered to the Buyers.  Except as set forth on Schedule 4.5(a)(iv), with respect to each of the Assumed Leases: (i) such lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such lease, will not result in a breach of or default under such Assumed Lease, and will not otherwise cause such Assumed Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Seller’s possession or quiet enjoyment of the Leased Real Property under such Assumed Lease has not been disturbed and there are no disputes with respect to such Assumed Lease; (iv) neither the Seller nor, to the Seller’s Knowledge, any other party to the Assumed Lease is in breach of or default under such Assumed Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease; (v) no security deposit or portion thereof deposited with respect to such Assumed Lease has been applied in respect of a breach of or default under such Assumed Lease that has not been redeposited in full; (vi) the Seller does not owe, or will not owe in the future, any brokerage commissions or finder’s fees with respect to such Assumed Lease; (vii) the other party to such Assumed Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Seller; (viii) the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property for such Assumed Lease or any portion thereof; (ix) the Seller has not collaterally assigned or granted any other lien in such Assumed Lease or any interest therein; and (x) there are no liens on the estate or interest created by such Assumed Lease.

(b)           The Leased Real Property identified on Schedule 4.5(a)(ii) comprises all of the real property used or intended to be used in, or otherwise related to, the Business, and the Seller is not a party to any agreement or option to purchase any real property or interest therein.

(c)           The Seller does not own any real property.  The Seller has not received any notice of violation of any real property Legal Requirement and there is no basis for the issuance of any such notice or the taking of any action for such violation. To the Seller’s Knowledge, there is no pending or anticipated change in any real property Legal Requirement that will materially impair the Seller’s lease, use or occupancy of any Leased Real Property leased by the Seller or any portion thereof in the continued operation of the Business as currently conducted thereon.

4.6          Title to Assets.  Except for Excluded Assets and properties and assets reflected on the Balance Sheet that have been sold or otherwise disposed of by the Seller in the Ordinary Course of Business and as otherwise set forth on Schedule 4.6, the Seller has good and marketable title to, or a valid leasehold interest in, all properties and assets used by the Seller, including, without limitation, all the properties and assets reflected on the Balance Sheet as being owned by the Seller, free and clear of all Liens other than Permitted Liens.  Each of the Furnishings and Equipment is in good operating condition and repair (with the exception of normal wear and tear), and is free from defects other than minor defects that do not interfere with the present use thereof in the conduct of normal operations.

4.7          Sufficiency of Assets.  Except as set forth on Schedule 4.7, the Acquired Assets include all of the assets, properties and rights of every type and description, real, personal, mixed, tangible and intangible that are used in the conduct of the Business in substantially the same manner as currently conducted by the Seller as of the Closing Date, subject only to the exclusion of the Excluded Assets.

4.8          Accounts Receivable.  Except as set forth on Schedule 4.8, all Accounts Receivable reflected on the Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be valid receivables arising in the Ordinary Course of Business and, to the Seller’s Knowledge, are or shall be current and collectible at the aggregate recorded amount therefore as shown on the Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied).  Except as set forth on Schedule 4.8, no Person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.  Schedule 3.11 sets forth a complete and accurate statement of the Seller Accounts Receivable due and owing the Seller as of March 31, 2011.

4.9          Insolvency Proceedings.  No insolvency proceedings of any kind, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or the Acquired Assets are pending or, to the Seller’s Knowledge, threatened.  The Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings.

4.10        Taxes.

(a)           All material Tax Returns required to be filed by or on behalf of the Seller with respect to the Acquired Assets have been timely filed and all Taxes shown as due thereon have been paid.  The Seller is not a beneficiary of any extension of time within which to file any Income Tax Return.  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.  There are no Liens (other than Permitted Liens) on any of the assets of the Seller that arose in connection with the failure (or alleged failure) to pay any Tax.

(b)           There is no material dispute or claim concerning any Tax liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the officers or managers of the Seller has knowledge based upon personal contact with any agent of such authority.

(c)           Schedule 4.10 lists all federal, state, local, and foreign Tax Returns filed by or on behalf of the Seller for taxable periods ended on or after December 31, 2005, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d)           The Assumed Liabilities do not include any obligations that will not be deductible under Code §280G.  The Seller, with respect to the Acquired Assets, does not have any liability for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.

(e)           The aggregate unpaid Taxes of the Seller with respect to the Acquired Assets (i) did not, as of December 31, 2010, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

4.11        Labor Relations; Compliance.

(a)           The Seller has complied in all material respects with all applicable laws relating to the employment of labor.  Except as set forth on Schedule 4.11, there are no Proceedings pending or, to the Seller’s Knowledge, threatened against the Seller with respect to or by any employee or former employee of the Businesses and, to the Seller’s Knowledge, there are no Proceedings pending or threatened against any employees or former employee of the Business.  The Seller has not engaged in any unfair labor practices.

(b)           The Seller is not a party to any collective bargaining agreement or relationship with any labor organization, and, to the Seller’s Knowledge, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to the employees of the Business. Within the last three (3) years, the Seller has not experienced any union organization attempts, strikes, work stoppages, slowdowns, grievances, claims of unfair labor practices or other collective bargaining disputes, and none are underway or, to the Seller’s Knowledge, threatened.

(c)           With respect to the transactions contemplated hereby, any notice required under any law or collective bargaining agreement has been or prior to Closing will be given, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied.  The Seller has not implemented any layoff of employees that could implicate the WARN Act, or any similar state or local law, regulation or ordinance, and no such action will be implemented without advance notification to the Buyers.

(d)           To the Seller’s Knowledge no executive or manager of the Seller (i) has any present intention to terminate his or her employment, or (ii) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides the Seller that would be material to the performance of such employee’s employment duties, or the ability of the Buyers to conduct the Businesses.

4.12        Employee Benefits.

(a)           Schedule 4.12 lists each Employee Benefit Plan, and each other employment, severance, incentive, retention, consulting, change-in-control, fringe benefit, deferred compensation, or other compensatory plan, policy, agreement or arrangement which is  maintained, contributed to or to which there is an obligation to contribute for the benefit of any current or former employee, director or other personnel of the Seller  and/or any ERISA Affiliate of the Seller or with respect to which the Seller or any ERISA Affiliate of the Seller has or may have a direct or indirect liability (each a “Seller Benefit Plan”).

(b)           The Seller has delivered to Buyers copies of each Seller Benefit Plan document.

(c)           Each Seller Benefit Plan has been maintained and administered in all respects in accordance with its terms and the provisions of applicable Legal Requirements, including ERISA and the Code.

(d)           All contributions, premium and benefit payments required to be made under or in connection with each Seller Benefit Plan through the Closing Date have been made and all contributions, premium and benefit payments not yet required to be made under or in connection with each Seller Benefit Plan through the Closing Date will be made or properly accrued.

(e)           Except as set forth in Schedule 4.12, neither the Seller nor any ERISA Affiliate thereof contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or employee pension plan subject to Title IV of ERISA or Code Section 412 or has any liability, or indirect liability, including any liability on account of a “partial withdrawal” or complete withdrawal (as defined in ERISA Sections 4205 and 4203 respectively), under any Multiemployer Plan or under Title IV of ERISA.  Neither the Seller nor any ERISA Affiliates are bound by any Contract that would result in any direct or indirect liability described in ERISA Section 4204.

(f)           Except as set forth in Schedule 4.12, the consummation of the transaction contemplated by this Agreement will not, either alone or in combination with any other event, (1) entitle any current or former employee, director or officer of the Seller to severance pay or any other payment or benefit, or (2) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

4.13        Litigation; Decrees.

(a)           Except as set forth on Schedule 4.13(a), there is no material Proceeding pending or, to the Seller’s Knowledge, threatened, against the Seller or relating to any of the Acquired Assets or Business.

(b)           Except as set forth on Schedule 4.13(b), (i) there is no Decree to which the Seller or any of the Acquired Assets is subject, and (ii) the Seller is in compliance with each Decree to which it or its properties or assets are subject.

4.14        Compliance With Laws; Permits.

(a)           Except as set forth on Schedule 4.14, the Seller is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership of the Acquired Assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Seller Material Adverse Effect.  The Seller has not received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement applicable to the Business.

(b)           The Seller possesses all Government Authorizations necessary for the ownership of its properties and the conduct of the Business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Seller Material Adverse Effect.  Further, (i) to the Seller’s Knowledge, all such Government Authorizations are in full force and effect and (ii) the Seller has not received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

4.15        Operations of the Seller. Except as set forth on Schedule 4.15, since December 31, 2010, through the date of this Agreement, there has not been any change, event or condition of any character that has had or would reasonably be expected to have a Seller Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 4.15, since December 31, 2010, the Seller has operated the Business in the Ordinary Course of Business, and during such time period, the Seller has not:

(a)           sold, leased, transferred, or assigned any of its material assets;

(b)           entered into any Material Contract outside the Ordinary Course of Business;

(c)           accelerated, terminated, made material modifications to, or cancelled any Material Contract in any material respect;

(d)           transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Seller Intellectual Property Right, other than in the Ordinary Course of Business;

(e)           made any capital expenditure (or series of related capital expenditures) either involving more than $5,000, individually, or $15,000, in the aggregate, or outside the Ordinary Course of Business;

(f)           engaged in any sales or promotional discount or other similar activities with customers (including, without limitation, materially altering credit terms) other than any such activities undertaken in accordance with the terms of its current License Agreements;

(g)           delayed or postponed the payment of any accounts payable, other payables, expenses or other liabilities (including marketing or promotional expenses), or accelerated the collection of or discount any Accounts Receivable or otherwise accelerated cash collections of any type other than in the Ordinary Course of Business and in an amount not greater than $25,000 in the aggregate;

(h)           incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the Ordinary Course of Business and liabilities under Contracts (other than liabilities for breach) entered into in the Ordinary Course of Business;

(i)            suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business;

(j)            experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(k)           become liable for any Damages in connection with, or become obligated to rescind or otherwise materially modify, any License Agreement; or

(l)            committed to do any of the foregoing actions.

4.16        Payment and Collections Practices; Customers and Suppliers.  Since January 1, 2011, and except as otherwise set forth on Schedule 4.16(i), the Seller has made all payments to its suppliers that were due and payable, and collected all accounts receivables from its customers that were due and payable, in each case in the Ordinary Course of Business in all material respects.  Schedule 4.16(ii) lists (i) the ten (10) largest customers (by revenue) of the Business during the fiscal year ended December 31, 2010, and (ii) the ten (10) largest suppliers (by cost) of the Seller’s business during the fiscal year ended December 31, 2010.  Except as set forth on Schedule 4.16(iii), Seller has not been engaged in any material disputes with any such customer or supplier since January 1, 2011, that would be reasonably expected to result in a material decrease in the quantity of items purchased from the Business or in the quantity of items made available for purchase by the Business, respectively.

4.17       Material Contracts.

(a)           Schedule 4.17 contains a complete and correct list identified by the Seller, as of the date of this Agreement, of the following Contracts to which the Seller is a party or by which the Seller is bound (collectively, the “Material Contracts”), including:

(i)          any agreement (or group of related agreements) for the lease of personal property to or from a Person providing for lease payment in excess of $15,000 per annum, which is not terminable by the Seller on less than ninety (90) days notice;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $15,000;

(iii)        each License Agreement currently in effect;

(iv)        each License Agreement submitted to a Person for execution since January 1, 2011 but not yet executed and delivered to the Seller by such Person;

(v)         each Design and Service Agreement currently in effect;

(vi)        each Design and Service Agreement submitted to a Person for execution since January 1, 2011 but not yet executed and delivered to the Seller by such Person;

(vii)       each Seller Employment Agreement currently in effect;

(viii)      any agreements relating to Intellectual Property Rights;

(ix)         any agreement imposing continuing confidentiality obligations on the Seller;

(x)          all executory contracts for capital expenditures with remaining obligations in excess of $15,000 in any year, which is not terminable by the Seller on less than 90 days notice;

(xi)         all contracts containing covenants that in any way purport to limit the freedom to engage in any line of business or to compete with any Person or in any geographical area;

(xii)        all severance, change of control or similar agreements or contracts with any employees; and

(xiii)       any other agreement the performance of which involves consideration in excess of $15,000.

(b)           All Material Contracts are in full force and effect and in written form and true, correct and complete copies of all Material Contracts, including any amendments, waivers, supplements or other modifications thereto, have been made available to the Buyers.  Except as disclosed in Schedule 4.17(b), the Seller is not in violation or breach of or in default under any Material Contract.  No Proceeding or event or condition has occurred or exists or, to the Seller’s Knowledge, is alleged by any party to have occurred or exist which, with notice or lapse of time or both, would constitute a default by any of the parties thereto of their respective obligations under a Material Contract (or would give rise to any right of termination or cancellation).  To the Seller’s Knowledge, no party to a Material Contract is in breach of a Material Contract, or has expressed in writing, orally, or through any other means of communication, plans to breach, terminate, re-negotiate, or fail to renew a Material Contract.

(c)           Schedule 4.17(c) contains a complete and correct list of all written agreements, contracts or instruments to which an Affiliate of the Seller is a party and pursuant to which the Seller is a beneficiary of any goods, services or other benefits related to the Acquired Assets.

(d)           Except as set forth on Schedule 4.17(d), the Seller is not precluded under any Assumed Contract from assigning such contract to the Buyers, nor is any consent required to assign such contract to the Buyers.

4.18       Insurance.  Schedule 4.18 sets forth an accurate and complete summary of (a) each insurance policy providing for liability exposure (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Seller is currently a party, a named insured or otherwise the beneficiary of coverage (“Insurance Policies”) and (b) all insurance loss runs or workers’ compensation claims received for the past three (3) policy years.  All such Insurance Policies are in full force and effect.  Since January 1, 2008, the Seller has paid all premiums due thereunder and, except as set forth in Schedule 4.18, no notice (whether oral or written) of cancellation of any such coverage or increase in premiums thereof has been received by the Seller.

4.19       Environmental Matters.  Except as set forth on Schedule 4.19, in the conduct of the Seller’s Business and with respect to the ownership and operation of the Acquired Assets: (i) the Seller has complied and is in compliance in all material respects with all Environmental and Safety Requirements; (ii) all Government Authorizations required under Environmental and Safety Requirements to be obtained by the Seller are valid and in full force and effect, the Seller has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses; (iii) the Seller is not subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities; (iv) neither the Seller, nor any of its predecessors or Affiliates, has caused a release of hazardous substances, and, to the Seller’s Knowledge, no condition of contamination by hazardous substances is present, at the Seller’s Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of the Seller or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements; (v) neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements; (vi) to the Seller’s Knowledge, the Seller has made available to the Buyer copies of all material documents within its possession (including all Phase I and Phase II reports) concerning compliance with Environmental and Safety Requirements with respect to the current or former operations or facilities of each of the Seller and its predecessors and Affiliates; (vii) the Seller has not received written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement; (viii) the Seller does not own or operate any underground storage tanks other than those disclosed on Schedule 4.19 and no such underground tanks are in violation of any Environmental and Safety Requirement; (ix) neither the Seller, nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated the Business or any property or facility relating to the Business in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement; and (x) to the Seller’s Knowledge, the Seller has provided to the Buyers access to all environmental audits and reports to the current and former operations and facilities of the Seller and its predecessors or Affiliates.

4.20       Intellectual Property.

(a)           Schedule 4.20(a) attached hereto sets forth a complete and correct list of (i) all registered trademarks or service marks owned by the Seller; (ii) all pending applications for registration of any trademarks or service marks owned by the Seller; (iii) all trade names, common law trademarks and unregistered marks owned and used by the Seller; and (iv) all internet domain names and URLs registered or applied for by the Seller.

(b)           Schedule 4.20(b) attached hereto sets forth a complete and correct list of: (i) all computer software licenses or similar agreements or arrangements relating to information technology used exclusively in the operation of the Business (“IT Software”); (ii) all other licenses or similar agreements or arrangements, in effect as of the date hereof, in which the Seller or its Affiliates are a licensee of Intellectual Property Rights that are related to or used in connection with, and in both cases material to, the Business; (iii) all licenses or similar agreements or arrangements in which the Seller or its Affiliates are a licensor of Intellectual Property Rights that are related to or used in connection with the Business, including License Agreements; and (iv) all other agreements or similar arrangements, in effect as of the date hereof, relating to the use of Intellectual Property Rights by the Seller, including settlement agreements, consent-to-use or standstill agreements and standalone indemnification agreements.

(c)           Except as set forth on Schedule 4.20(c), (i) the Seller owns and possesses all right, title and interest in and to, or has the enforceable right to use, the Intellectual Property Rights, identified with the Seller and set forth in Schedule 4.20(a), has a valid and enforceable right to use pursuant to the agreements set forth in Schedule 4.20(b), or otherwise owns and possesses all right, title and interest in and to all other Intellectual Property Rights necessary for the operation of the Business as currently conducted, free and clear of all Liens, other than Permitted Liens (collectively, the “Seller Intellectual Property Rights”), and (ii) the Seller has not licensed any of the Seller Intellectual Property Rights to any Third Party on an exclusive basis.

(d)           Except as set forth on Schedule 4.20(d), (i) the Seller has not infringed, diluted, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any Person; (ii) the Seller has no Knowledge of any facts which indicate a likelihood of any of the foregoing; (iii) the Seller has not received any written notices regarding any of the foregoing (including any demands that the Seller is required to license any Intellectual Property Rights from any Person or any requests for indemnification from customers) and (iv) the Seller has not requested nor received any written opinions of counsel related to the foregoing.

(e)           Except as set forth on Schedule 4.20(e), (i) no loss or expiration of any of the Seller Intellectual Property Rights is threatened, pending or reasonably foreseeable, except for those rights expiring at the end of their current registration terms without renewal by the Seller (and not as a result of any act or omission by the Seller, including a failure by the Seller to pay any required maintenance or renewal fees); (ii) all of the Seller Intellectual Property Rights are valid and enforceable; (iii) no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Seller Intellectual Property Rights has been made, is currently outstanding or to the knowledge of Seller is threatened; (iv) to the extent the Seller Intellectual Property is protected by applications or registrations, Seller will continue to maintain and protect such applications and registrations prior to the Closing so as not to adversely affect the validity or enforceability thereof; and (v) the Seller has not disclosed or allowed to be disclosed any of its trade secrets or confidential information to any Third Party other than pursuant to a written confidentiality agreement and Seller has entered into written confidentiality agreements with all of its employees and independent contractors acknowledging the confidentiality of the Seller Intellectual Property Rights.

(f)           Except as set forth on Schedule 4.20(f), to the Seller’s Knowledge, no Person has infringed, diluted, misappropriated or otherwise conflicted with any of the Seller Intellectual Property Rights and the Seller does not know of any facts that indicate a likelihood of any of the same.

(g)           Except as set forth on Schedule 4.20(g), all Intellectual Property Rights owned by the Seller were: (i) developed by employees of the Seller working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller ownership of all of such Person’s rights in the Intellectual Property Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Seller obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to such Intellectual Property Rights.

(h)           Except as set forth in Schedule 4.20(h), none of the Seller Intellectual Property Rights is subject to any Proceeding or Decree restricting in any manner the use, transfer or licensing thereof by the Seller, or which may affect the validity, use or enforceability of the Seller Intellectual Property Rights.

(i)           The Seller has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Seller and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

(j)           Each item of the Seller Intellectual Property Rights is valid, enforceable and subsisting in the United States and the jurisdictions set forth on Schedule 4.20.  Prior to the Closing, the Seller will deliver to the Buyers all files, documents, or instruments necessary to the preservation and maintenance of the Seller Intellectual Property Rights.

(k)           The Seller does not own, nor have pending, any patent applications or patents.

4.21       Affiliate Transactions.  Except as set forth on Schedule 4.21: (a) there are no Assumed Contracts between the Seller, on the one hand, and any member, interest or right holder or any family member or affiliate of any such member, interest or right holder, on the other hand; (b) there are no Assumed Contracts between the Seller, on the one hand, and any employee or director or any family member or affiliate of any such person, on the other hand, other than employment agreements entered into in the Ordinary Course of Business; and (c) there are no loans or other indebtedness owing by any employee of the Seller or any family member or affiliate of any such person to the Seller.

4.22       Brokers or Finders.  No agent, broker, firm or other Person acting on behalf of the Seller or, to the Seller’s Knowledge, any of its Affiliates is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

4.23       Suppliers.  Except for the suppliers named in Schedule 4.23, neither the Seller nor any Affiliates of the Seller or any of the Seller’s employees receives any fees or other consideration from any suppliers who supply products or services to its Licensees.

4.24       Powers of Attorney.  Except as set forth on Schedule 4.24, there are no outstanding powers of attorney executed by or on behalf of the Seller.

4.25       Investment.  The Seller (a) understands that the XCel Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) except as contemplated by Section 7.12, is acquiring the XCel Shares solely for the Seller’s own account and for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning XCel and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the XCel Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the XCel Shares, and (f) is an Accredited Investor.

4.26        Other Contracts.  The Seller has not entered into any Contract with any of the parties identified on Schedule 4.17 that is not otherwise required to be set forth on the Disclosure Schedules.

4.27        Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV or expressly contained in any other Related Agreement, Seller does not make any other representation or warranty, express or implied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers, jointly and severally, hereby represent and warrant to the Seller, that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the time immediately prior to the consummation of the Public Shell Transaction (the “Reference Date”) (as though made then and as though the Reference Date were substituted for the date of this Agreement throughout this Article V except to the extent any representation or warranty expressly speaks only as of a different date), except in each case as set forth in the disclosure schedule attached hereto (the “Buyer Disclosure Schedule”).  Notwithstanding the foregoing, the representations and warranties in Sections 5.3, 5.4 and 5.12 shall only be made on the Closing Date and the representations and warranties in Sections 5.1(a) and (b), 5.2 and, to the Knowledge of Buyers, Section 5.7, shall be true and correct as of the date of this Agreement and will be correct and complete as of the Closing Date.  The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify the corresponding section or subsection in this Article V and any other section or subsection in which such disclosure is required to be included to the extent the relevance of such disclosure is reasonably apparent.

5.1         Existence and Good Standing; Authorization.

(a)           Each Buyer is organized, validly existing and in good standing under the laws of its incorporation, organization or formation.

(b)           Each Buyer has all requisite corporate or organizational power and authority to execute and deliver this Agreement and each other Related Agreement to which such Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the sale and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each Buyer of this Agreement and each other Related Agreement to which it a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized and approved by its respective board of directors or members, and no other corporate, stockholder, organizational, member or manager action on the part of any Buyer is necessary to authorize the execution, delivery and performance by any Buyer of this Agreement or any other Related Agreement to which such Buyer is a party and the consummation thereby of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each Buyer and constitutes, and, with respect to each other Related Agreement, upon its execution and delivery by each Buyer party thereto, will constitute, assuming the due execution of this Agreement and such other Related Agreement by the Seller and/or the other parties thereto, a valid and binding obligation of each Buyer enforceable against such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally, and general equitable principles.

(c)           XCel owns all of the equity interests of IMB.   Except for IMB, XCel has no Subsidiaries.

5.2         Consents and Approvals; No Violations.  The execution and delivery of this Agreement by each Buyer, and the execution and delivery of each Related Agreement to which each Buyer is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           violate or conflict with any provisions of the Organizational Documents of any Buyer;

(b)           violate any Legal Requirement or Decree to which any Buyer is subject or by which any of their respective material properties or assets are bound;

(c)           require any permit, consent or approval of, or the giving of any notice to, or filing with any Government Authority on or prior to the Closing Date; and

(d)           result in a material violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the material properties or assets of any Buyer under any of the material terms, conditions or provisions of any Material Contract or any other instrument or obligation to which any Buyer is a party, or by which it or any of their respective material properties or assets may be bound; excluding from the foregoing clauses (b), (c) and (d) permits, consents, approvals, notices and filings the absence of which, and violations, breaches, defaults and Liens the existence of which, would not, individually or in the aggregate, reasonably be expected to prevent such Buyer from performing its obligations under this Agreement.

5.3         Exchange Act Reports.  The Buyers shall have made available to the Seller complete and accurate copies, as amended or supplemented, of Public XCel’s (a) if applicable, Annual Report on Form 10-K for Public XCel’s last completed fiscal year, which contain audited financial statements for the year ended as of such date, as filed with the SEC, and (b) all other reports filed by Public XCel under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since its formation (such reports are collectively referred to herein as the “Public XCel Reports”).  To the Knowledge of Buyers, the Public XCel Reports constitute all of the material documents required to be filed by the Public XCel with the SEC, including, without limitation, under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, from its formation through the Closing Date.  To the Knowledge of Buyers, the Public XCel Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  To the Knowledge of Buyers, there are no material outstanding or material unresolved comments in comment letters received from the SEC with respect to any of the Public XCel Reports.  To the Knowledge of Buyers, as of their respective dates, the Public XCel Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.4         Public XCel Financial Statements.  To the Knowledge of Buyers, all financial statements of Public XCel included in the Public XCel Reports (collectively, the “Public XCel Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis, in all material respects, throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Public XCel, in all material respects, as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Public XCel in all material respects.

5.5         Undisclosed Liabilities.  Except as set forth on Schedule 5.5, no Buyer has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for liabilities arising between the date hereof and the Closing Date or as a result of the Related Transactions that are disclosed to the Seller in accordance with Section 6.3(b).

5.6         Compliance with Laws.

(a)           Each of the Buyers is in full compliance with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership of its assets, except for such non-compliance, individually or in the aggregate, as would not reasonably be expected to have a Buyer Material Adverse Effect.  None of the Buyers has received any written notice or other communication (whether oral or written) from any Government Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement.

(b)           Each Buyer possesses all Government Authorizations necessary for the ownership of its properties and the conduct of its business as currently conducted, except for such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.  Further, (i) to the Buyers’ Knowledge, all such Government Authorizations are in full force and effect and (ii) no Buyer has received any written notice of any event, inquiry, investigation or proceeding threatening the validity of such Government Authorizations.

(c)           Each Buyer has complied with all federal and state securities laws and regulations.

(d)           Except as set forth on Schedule 5.6, no Buyer (i) has, nor have the past and present officers, directors and Affiliates of such Buyer, been convicted of, nor does any officer or director of such Buyer have any reason to believe that such Buyer or any of its officers, directors or Affiliates will be convicted of, any civil or criminal proceeding by any federal or state agency alleging a violation of securities laws; (ii) has been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation; (iii) is a “blank check company” as such term is defined by Rule 419 of the Securities Act.

5.7         Litigation.

(a)           There is no Proceeding pending or, to the Buyers’ Knowledge, threatened, against any of the Buyers.

(b)           There is no Decree to which any of the Buyers is subject, and each of the Buyers is in compliance with each Decree to which it or its properties or assets are subject.

5.8         Buyer Environmental Matters.  Each Buyer has complied and is in compliance in all material respects with all Environmental and Safety Requirements.  All Government Authorizations required under Environmental and Safety Requirements to be obtained by each Buyer are valid and in full force and effect, each Buyer has complied and is in compliance in all material respects with the terms and conditions of such permits and licenses.  None of the Buyers is subject to any suit, investigation, inquiry or proceeding by or before any court or Government Authority under Environmental and Safety Requirements in connection with its current or former operations, properties or facilities.  No Buyer, nor any of its predecessors or Affiliates, has caused a release of hazardous substances, and, to the Buyers’ Knowledge, no condition of contamination by hazardous substances is present, at any Buyer’s Leased Real Properties, if any and no facts, events or conditions relating to current or former facilities, properties or operations of any Buyer or of its predecessors or Affiliates will give rise to any investigatory, remedial, or corrective obligations or other liabilities under Environmental and Safety Requirements.  Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any Government Authority or other Person pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental and Safety Requirements.  To the Buyers’ Knowledge, each Buyer has made available to the Seller copies of all material documents within its possession (including all Phase I and Phase II reports) concerning compliance with Environmental and Safety Requirements with respect to the current or former operations or facilities of each Buyer and its predecessors and Affiliates.  None of the Buyers has received any written notice, report or other information regarding any violation of, or liability or obligation under any Environmental and Safety Requirement or that any existing Government Authorization that was obtained under any Environmental and Safety Requirement is to be revoked or suspended by any Government Authority or is not currently operating or required to be operating under, or subject to any outstanding compliance order, decree or agreement, any consent decree, order or agreement, or corrective action decree, order or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental and Safety Requirement.  No Buyer owns or operates any underground storage tanks and no such underground tanks are in violation of any Environmental and Safety Requirement.  No Buyer, nor any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any hazardous materials, or owned or operated any Buyer’s business or any property or facility relating to any Buyer’s business in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirement.

5.9         Taxes.  There are no Taxes due and payable by any Buyer which have not been timely paid.  There are no accrued and unpaid Taxes of any Buyer which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax Returns of Buyers by any Government Authority.  Each Buyer has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

5.10       Financing.  As of the date of this Agreement, the Buyers reasonably expect to secure financing arrangements sufficient to provide to Buyers the funds necessary to consummate the transactions contemplated by this Agreement.

5.11       Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.11 and any due diligence and advisory fees and costs incurred in connection with Buyers’ due diligence, such fees and costs being payable solely by Public XCel, no agent, broker, firm or other Person acting on behalf of any Buyer is, or will be, entitled to any investment banking, commission, broker’s or finder’s fees from any of the parties hereto for which the Seller would be responsible to pay, or from any Person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

5.12       Post-Closing Capitalization.

(a)           Immediately after the Closing, at least 80% of the total combined voting power of all XCel Shares entitled to vote and at least 80% of the total number of all other classes of Public XCel stock (in each case subject to such voting agreements as may be in effect) will be owned by the Seller and shareholders of Public XCel who transferred cash in exchange for XCel Shares in the Related Transactions or otherwise would properly be treated as having transferred property to Xcel in exchange for shares for purposes of Treasury Regulation Section 1.351-1(a)(ii)).

(b)           As of the Closing, the Buyers shall have aggregate outstanding debt on borrowed money, excluding any debt owed to QVC or its Affiliates, of no more than Twenty-Five Million Dollars ($25,000,000).

5.13       Due Diligence Investigation.  To the Buyers’ Knowledge, there are no facts, events or circumstances that constitute, or are reasonably likely to constitute, a breach by the Seller of any of its representations or warranties under Article IV, or any event, circumstance or effect that would be or is reasonably likely to be a Seller Material Adverse Effect.

5.14       Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article V or expressly contained in any other Related Agreement, Buyer does not make any other representation or warranty, express or implied.

ARTICLE VI
PRE-CLOSING COVENANTS

6.1         Efforts to Closing.  On the terms and subject to the conditions in this Agreement, and provided that none of the Buyers is in default hereunder, the Seller agrees to use commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article VIII to be satisfied, and the Buyers agree to use their commercially reasonable efforts to take, or cause to be taken, all actions as may reasonably be necessary to consummate the transactions contemplated hereby and to cause the conditions set forth in Article IX to be satisfied as soon as practicable after the date hereof but not later than June 30, 2011.  Without limiting the generality of the foregoing, the Seller shall give or cause to be given any notices to Third Parties required to be given pursuant to any Assumed Contract to which it is a party as a result of this Agreement or any of the transactions contemplated hereby.  The Seller shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to the Buyers at or prior to the Closing, all consents, waivers and approvals required to be obtained under each Assumed Contract to which it is a party or by which it is bound, including any consents to assignment required under the Assumed Contracts listed in Schedule 4.3, in form and substance reasonably acceptable to the Buyers.  The Buyers shall use commercially reasonable efforts to cooperate with the Seller in the Seller’s efforts to obtain the aforementioned consents, including by providing such information as the other contracting parties may reasonably request.

6.2         Conduct of the Business.  From the date of this Agreement until the Closing Date, the Seller shall conduct the Business in the Ordinary Course of Business; make ordinary design, marketing, advertising, promotional and other budgeted expenditures; and use commercially reasonable efforts to preserve and maintain the ongoing operations, organization, assets and goodwill of the Business.  Further, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date, except as may be first approved by the Buyers in writing, or as is otherwise expressly permitted or required by this Agreement, the Seller shall not:

(a)            Cancel, encumber, or in any way discharge, terminate, adversely modify or amend or impair any Assumed Contract other than in the Ordinary Course of Business, or commit any act or fail to take any action that would cause a material breach of any such Assumed Contract;

(b)           Waive, modify, alter, reduce or compromise any material amounts payable by any Licensee;

(c)            Sell or dispose of any of the Acquired Assets, except for immaterial sales or for other dispositions in the Ordinary Course of Business;

(d)           Create or suffer or permit the creation of any Lien including but not limited to any royalty advances or other advances from Third Parties (other than Permitted Liens) on any of the Acquired Assets or with respect thereto, unless such Lien will be discharged prior to Closing;

(e)           Take any action that would reasonably be likely to prevent the Seller from consummating the transactions contemplated in this Agreement;

(f)            Knowingly violate any applicable material Legal Requirement;

(g)           Make any capital commitment, individually or in the aggregate, in excess of $25,000, other than those to be paid for in full prior to Closing;

(h)           Take, or fail to take, any other action which would reasonably be expected to result in a material breach or inaccuracy in any of the representations or warranties of the Seller contained in this Agreement;

(i)            Enter into any transaction whereby the Seller receives an advance or lump sum payment that provides value or a discount to future value for a period in excess of three (3) months, except as related exclusively to the Retained Media Rights;

(j)             Enter into any amendment, renewal or modification of any Assumed Lease; or

(k)           Agree or commit, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses.

6.3         Access and Investigation.

(a)           The Seller will permit the Buyers and their respective Representatives to have reasonable access, prior to the Closing Date, to the properties and to the books and records of the Seller during normal working hours and upon reasonable advance notice, to familiarize itself with the Seller’s properties, Business and operating and financial conditions.  As promptly as practicable after the end of each month ended after the date of this Agreement and prior to the Closing Date, the Seller shall deliver to XCel unaudited financial statements of the Seller as at and for the year through the end of the most recently completed fiscal month.

(b)           The Buyers will permit the Seller and its Representatives to have reasonable access, prior to the Closing Date, to the properties and to the books and records of the Buyers during normal working hours and upon reasonable advance notice, to familiarize itself with the Buyers’ business plans, operations and structure, including its current and proposed equity and debt capitalization.  Prior to the Closing, the Buyers shall (i) not less than on a weekly basis, or such shorter period of time as is appropriate to assure the timeliness of the information, keep the Seller informed of the status and the progress of the Related Transactions, (ii) provide to Seller, or notify Seller of and make available to Seller, all material due diligence received by Buyer and its Representatives with respect to the Public Shell and, to the extent Buyer deems it reasonable in its sole discretion, summaries and analyses thereof prepared by Buyers and/or their Representatives, (iii) not less than ten (10) calendar days prior to the Closing Date, deliver to Seller a capitalization table that sets forth, based on the information then-available to the Buyers, the Buyers’ estimate of the equity and debt capitalization of the Buyers immediately after the consummation of the Public Shell Transaction, all Related Transactions and the transactions contemplated hereby (the “Capitalization Table”), and (iv) promptly deliver updates to the Capitalization Table as they are reasonably available.

6.4         Audited Financial Statements. The Seller shall cause to be prepared, and deliver to the Buyers audited financial statements of the Business for 2009, 2010, and a review of the Business for the quarter ending March 31, 2011, as soon as commercially practicable and, in any event, prior to Closing (the “Business Audited Financials”). The audit shall include only the accounts of the Business, and the Seller is not obligated to provide audited results of the Seller.  Such audit shall be conducted at Seller’s sole cost and expense.  The Buyers shall reimburse the Seller for up to One Hundred Thousand United States Dollars ($100,000) of the Seller’s actual costs and expenses in preparing the Business Audited Financials at, and subject to, the Closing.

6.5         Exclusivity.  Provided that none of the Buyers is in breach of this Agreement, the Seller agrees that neither the Seller nor any of its members or officers shall, and that they shall cause their Affiliates, employees, agents and representatives (including any investment banker, attorney or accountant retained by them) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal from any Person (other than the Buyers) concerning any proposal for a merger, sale of substantial assets (including the license of any assets), sale of shares of stock or securities of the Seller, business combination involving the Seller, or other takeover or business combination transaction involving the Seller (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or otherwise cooperate in any respect with, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal (except to inform such Person that these restrictions exist); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent or similar document or any contract, agreement, arrangement, understanding or commitment contemplating any Acquisition Proposal or transaction contemplated thereby or requiring opposition to or seeking to prevent or undermine the transactions contemplated by this Agreement.  The Seller will immediately cease any and all existing activities, discussions or negotiations with any Third Parties conducted heretofore with respect to any Acquisition Proposal.

6.6         Notice of Developments.  The Seller shall promptly advise the Buyers, and each Buyer, as the case may be, shall promptly advise the Seller, in writing of any (a) event, circumstance or development that results (or would reasonably be expected to result on the Closing Date) in a breach of any representation, warranty or covenant made by it in this Agreement and (b) any material failure of the Seller or the Buyers, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided that no disclosure pursuant to this Section 6.6 shall be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

6.7         Notice of Supplemental Disclosure.

(a)           Without limiting the obligations of the Seller contemplated by Section 6.6, prior to the Closing Date, the Seller may inform Buyer pursuant to this Section 6.7(a) that any representation or warranty of the Seller was inaccurate when made as of the date hereof, and/or would be inaccurate if made as of the Closing Date, and provide a supplement to the Seller Disclosure Schedule to correct such inaccuracy (a “Seller Disclosure Supplement”).  If the inaccuracies contemplated by such Seller Disclosure Supplement are sufficiently material to prevent, after a reasonable period in which to cure such inaccuracy, the satisfaction of the condition set forth in Article VIII, Buyers may terminate this Agreement within five (5) Business Days after receipt by Buyers of such Seller Disclosure Supplement.  If Buyers have not exercised such right of termination by such date, the Seller Disclosure Schedule shall be deemed to have been amended (effective as of the date of this Agreement) to add such Seller Disclosure Supplement.

(b)           Without limiting the obligations of the Buyers contemplated by Section 6.6, prior to the Closing Date, the Buyers may inform the Seller pursuant to this Section 6.7(b) that any representation or warranty of the Buyers was inaccurate when made as of the date hereof, and/or would be inaccurate if made as of the Closing Date, and provide a supplement to the Buyer Disclosure Schedule to correct such inaccuracy (a “Buyer Disclosure Supplement”).  If the inaccuracies contemplated by such Buyer Disclosure Supplement are sufficiently material to prevent, after a reasonable period in which to cure such inaccuracy, the satisfaction of the condition set forth in Article IX, the Seller may terminate this Agreement within five (5) Business Days after receipt by the Seller of such Buyer Disclosure Supplement.  If the Seller has not exercised such right of termination by such date, the Buyer Disclosure Schedule shall be deemed to have been amended (effective as of the date of this Agreement) to add such Buyer Disclosure Supplement.

6.8         Preservation of Business. Except as set forth on Schedule 6.8, the Seller will use commercially reasonable efforts to keep the Business substantially intact in all material respects, including maintaining its present operations, working conditions and relationships with suppliers, customers and employees.

6.9         Insurance; Risk of Loss.

(a)           Seller shall keep, or cause to be kept, all insurance policies, or suitable replacements therefor, to the extent relating to the Business, in full force and effect through the close of business on the Closing Date.  As of the close of business on the Closing Date, Seller shall terminate or cause its Affiliates to terminate all coverage relating to the Business under the general corporate policies of insurance of Seller for the benefit of all of its controlled Subsidiaries; provided, however, that: (i) no such termination of any policy in force as of the Closing Date shall be effected so as to prevent the Business from recovering under such policies for losses from events occurring prior to the Closing Date, it being understood that the Business shall be responsible for any deductible payable under the terms of the applicable policy in connection with any such claims; and (ii) no such termination of any claims made policy in force as of the Closing Date shall be effected so as to prevent the Business from recovering under such policies for losses from events occurring prior to the Closing Date and for which Buyers have given Seller written notice of such loss within 90 days of the Closing Date.  Buyers shall become solely responsible for all insurance coverage and related risk of loss with respect to the Business based on (A) events occurring on or after the close of business on the Closing Date and (B) events occurring on or prior to the Closing Date with respect to which notice has not been received by the date set forth in clause (ii) of the preceding sentence.  Seller shall notify each applicable insurance company for any claims made prior to the Closing Date and, with respect to clause (ii) above, for any claims made within 90 days of the Closing Date.  After the Closing Date, Buyers shall promptly (in all cases within ten days of receipt of any notice) notify Seller of any claims arising from events that occurred prior to the Closing Date that may be covered by Seller's insurance policies.  Buyer shall cooperate as fully as practicable with Seller and its insurers in the investigation and defense of any such claim.

(b)           To the extent that, after the Closing Date, the Seller requires any information regarding claim data, payroll or other information in order to make filings with insurance carriers, Buyers shall use its best efforts to supply such information to Seller.

6.10       Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement (including, without limitation, the listing requirements of the Nasdaq Global Market and securities laws applicable to XCel or Public XCel) or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to advise the other Party a reasonable period of time prior to making the disclosure and to provide such other Party the opportunity to comment thereon).  The Seller acknowledges and agrees that Buyers may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement, provided that no such filing shall be made unless the Buyers and the Seller reasonably agree on the form and substance thereof.

6.11       Maintenance of Real Property.  The Seller shall maintain the condition of any of its Leased Real Property in the Ordinary Course of Business, and shall not demolish or remove any of the existing improvements thereon, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of the Buyers, which consent shall not be unreasonably withheld, delayed or conditioned.

6.12       Leases.  The Seller shall not amend, modify, extend, renew or terminate any lease for its Leased Real Property, nor shall the Seller enter into any new lease sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of the Buyers, which consent shall not be unreasonably withheld, delayed or conditioned.  The Seller shall use commercially reasonable efforts to secure all required approvals for the assignment of the Assumed Leases.

6.13       Employee Matters.

(a)           Business Employees. Prior to the Closing Date, Buyer shall offer employment to be effective as of the Closing Date to the Seller Employees identified in Schedule 6.13(a) (the “Business Employees”).

(b)           COBRA.  Commencing on the Closing Date, and for such period of time as required by COBRA and to the extent required by COBRA, Buyer shall be responsible for, and shall offer COBRA coverage to former employees of the Business who do not accept employment with Buyer, or who are not eligible to participate in the Buyers’ healthcare plans, and their beneficiaries and dependents, at the expense of such former employees; provided, that such COBRA coverage may be administered by a Third Party.

(c)           Cooperation with Respect to Business Employees.  The Seller shall reasonably assist Buyers in communicating with each of the Business Employees.

(d)           Vesting.  As of the Closing Date, each Business Employee shall be fully vested in all benefits accrued as of the Closing Date under each of the Seller Benefit Plans.

6.14       Xcel Shares.  Buyers shall use best efforts to ensure that all of the XCel Shares issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens (other than those created under federal and state securities laws, any Lock-Up Agreement, and the Voting Agreement) and not subject to preemptive or other similar rights of the stockholders of XCel.

6.15       Lock-Up Agreements.

(a)           Seller agrees to execute an agreement (a “Lock-Up Agreement”) not to sell, transfer, pledge, hypothecate or otherwise dispose of any securities of Public XCel consistent with the provisions of Section 6.15(b) in form and substance requested by the placement agent in any offering of Public XCel’s securities consummated in connection with the Public Shell Transaction; provided that, notwithstanding the foregoing, the terms of the Lock-Up Agreement shall in no event be more restrictive than those agreed to by the officers or directors of any of the Buyers (collectively, the “Insider Lock-Up Agreements”).

(b)           Subject to Section 6.15(a), the Seller agrees to execute a Lock-Up Agreement with respect to the Initial Stock Consideration, any Earn-Out Shares and QVC Earn-Out Shares, and any XCel Shares issued as payment under the Promissory Note (“Note Shares”), consistent with the following terms: (i) during the twelve (12) month from the Closing Date, in the case of the Initial Stock Consideration, or during the twelve month period from the date the applicable Earn-Out Shares, QVC Earn-Out Shares or Note Shares are issued, in the case of Earn-Out Shares, QVC Earn-Out Shares or Note Shares (such period herein referred to as the “Initial Period”), other than in connection with a “change of control” transaction of Public XCel, the Seller shall not, directly or indirectly, through an “affiliate” or “associate” (as such terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended), or otherwise, offer, sell, pledge, hypothecate, grant an option for sale, or otherwise dispose of, or transfer or grant any rights with respect thereto in any manner either privately or publicly (each, a “Transfer”) any of the XCel Shares or Shares of Public XCel acquired by the Seller pursuant to a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of XCel (each an “Adjustment”) affecting XCel Shares (together with the XCel Shares, “Securities”), or enter into any agreement or any transaction that has the effect of transferring, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such agreement or transaction is to be settled by delivery of the Securities; (ii) upon the expiration of the Initial Period, such foregoing restrictions on Transfer shall lapse with respect to 25% of the number of corresponding XCel Shares received by the Seller as part of the Initial Stock Consideration, Earn-Out Shares, QVC Earn-Out Shares or Note Shares, as applicable (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Seller may Transfer such XCel Shares, in open market transactions without restriction; (iii) on the first day of each of the first three consecutive three month periods following the end of the Initial Period, the restrictions on Transfer provided for in this Section 6.15(b) shall lapse with respect to 25% of the number of corresponding XCel Shares received by the Seller as part of the Initial Stock Consideration, Earn-Out Shares, QVC Earn-Out Shares or Note Shares, as applicable (in each case taking into account and proportionally adjusting for any Adjustments occurring during such period), and the Seller may Transfer such XCel Shares, in open market transactions without restriction.  By way of clarification, upon the date that is no later than the 21-month anniversary of the Closing Date, all restrictions under the Lock-Up Agreement shall have terminated.  The Lock-Up Agreement shall provide that the Seller may transfer XCel Shares to its members at any time and cause such members to agree with this provision and receive all benefits of the XCel Shares.

(c)           In the event that any XCel Shares owned, held or controlled by any of the officers or directors of any of the Buyers are released from any of the restrictions set forth in the applicable Insider Lock-Up Agreement, then a pro rata amount (with such amount calculated based on the aggregate amount of the Initial Stock Consideration owned by the Seller and/or its members in relation to the aggregate amount of XCel Shares owned, held or controlled by such officer of director) of the XCel Shares owned by the Seller and/or its members shall be automatically released from the applicable restrictions in the Lock-Up Agreement.

6.16       Benefit of Agreements Related to the Public Shell Transaction.  Buyers shall use commercially reasonable efforts to cause their counterparties in a Public Shell Transaction to (i) make substantially the same representations and warranties to Seller as those made, if any, to XCel, and (ii) provide substantially the same indemnification protections, if any, to Seller, as those provided to XCel.

6.17       Public Shell Transaction.  The Buyers agree that XCel shall not consummate the Public Shell Transaction unless Public XCel, immediately prior to such transaction, does not, to the Buyer’s Knowledge, have any material Liabilities.  Unless the Parties agree otherwise in writing, the Public Shell Transaction shall be consummated as described in the Recitals.   Prior to consummating the Public Shell Transaction, the Buyers shall conduct a reasonably prudent due diligence investigation into Public XCel, which shall include, without limitation, an investigation into the existence of any contingent liabilities of Public XCel.

6.18       Resolution of New York Lease.  Seller shall use commercially reasonable efforts to buy out, sub-lease, or otherwise resolve the liabilities related to its Leased Real Property at 23 E. 67th St., New York, NY.

6.19       Further Action.  Prior to the Closing, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated herein.

ARTICLE VII
POST-CLOSING COVENANTS

7.1         Cooperation.  The Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Business from the Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

7.2         Taxes Related to Purchase of Assets; Tax Cooperation.

(a)           The Buyers, on the one hand, and the Seller, on the other hand, shall each be responsible for one-half of any and all stamp, transfer, documentary, sales and use, registration and other similar taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transfer Taxes”) regardless of the Person liable for such Transfer Taxes under applicable Legal Requirements.  Except to the extent required to be filed by the Seller, the Buyers shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to all Transfer Taxes, provided that the Buyers shall provide copies of all such Transfer Tax Returns to the Seller at least twenty (20) days prior to the due date thereof for Seller’s review and approval.  The non-filing Party shall promptly reimburse the filing Party for 50% of the amount of such Transfer Tax within ten (10) Business Days of receipt by the non-filing Party of evidence of the timely filing and payment thereof.  The provisions of this Section 7.2 and no other provision, shall govern the economic burden of Transfer Taxes.  Each of Buyers and Seller shall (and shall cause their respective Affiliates to) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or reports with respect to, Transfer Taxes.

(b)           All Taxes and assessments on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between the Buyers and the Seller as of the close of business on the Closing Date based on the best information then available, with (a) the Seller liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) the Buyers being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date.  Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between the Buyers the Seller as set forth in the next sentence.  All prorations of Straddle Period Taxes on the Acquired Assets shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to the Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to the Buyers based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations that must be paid in order to convey the Acquired Assets to the Buyers free and clear of all Liens other than Permitted Liens have been calculated and shall be paid on the Closing Date; all other prorations shall be calculated and paid as soon as practicable thereafter.

(c)           The Seller and the Buyers shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably requested, including, without limitation, (a) for the preparation by such other party of any Tax Returns or (b) in connection with any Tax audit or proceeding including one party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the transactions contemplated by this Agreement.

7.3         Noncompetition and Nonsolicitation.

(a)           For a period of three (3) years from the date of this Agreement (the “Restricted Period”), the Seller and each of the Individuals will not directly or indirectly, on its own behalf, as an agent of, on behalf of or in conjunction with, or as a member, partner or shareholder of, any other firm, corporation or other entity or Person:

(i)           engage in any business that Competes with the Business;

(ii)           induce any former employee, licensee, independent contractor, manufacturer, supplier or Licensee of the Seller with respect to the Business, to terminate his or her employment or relationship, as applicable, with the Buyers or their Affiliates.

(b)           The Buyers are entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.3.  If any court of competent jurisdiction at any time deems the time periods for the foregoing covenants too lengthy or the scope of the covenants too broad, the restrictive time periods will be deemed to be the longest period permissible by law, and the scope will be deemed to comprise the broadest scope permissible by law under the circumstances.  It is the intent of the parties to protect and preserve the Business and the Acquired Assets and therefore the parties agree and direct that the time period and scope of the foregoing covenants will be the maximum permissible duration (not to exceed three years) and size.

7.4         Buyer Audit.  The Seller shall, and the Buyers shall permit Seller to: (x) review pro forma financial statements that XCel may file in reports filed pursuant to the Exchange Act or the Securities Act (the “SEC Financial Statements”); and (y) at Buyer’s sole cost and expense, take such other similar actions reasonably requested by the Buyers, including (i) consenting to the proper use of its report(s) on the audited financial statements included in the SEC Financial Statements; and (ii) performing a SAS 100 review of any unaudited financial statements included in the SEC Financial Statements.  In connection with the foregoing, the Seller shall use its commercially reasonable efforts to assist the Buyers in the preparation of such SEC Financial Statements, at the Buyers’ cost and expense, including without limitation providing the Buyers’ Representatives with full access during normal business hours, and in a manner so as not to interfere with the normal business operations of the Seller and on reasonable advance notice, but in any event not less than five (5) Business Days, to all relevant books, records, work papers, information and employees and auditors of the Seller, solely to the extent necessary in connection with the preparation of any such SEC Financial Statements.

7.5         Confidentiality.  From and after the date hereof, until three (3) years from the date hereof, the Seller shall, and shall cause each of its Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Buyers, any and all Seller Information included within the Acquired Assets, including the Seller Intellectual Property Rights, in each case using the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such Seller Information.  For purposes of this Section 7.5, from and after the date hereof, confidential information included within the Acquired Assets shall be deemed to be “Seller Information” notwithstanding the fact that such information was available to or in the possession of the Seller or any of their Affiliates prior to the Closing.  From the date of this Agreement to the Closing, each Buyer shall, and shall cause each of its Affiliates to, treat as confidential and use commercially reasonable efforts to safeguard and not to use, except as expressly agreed in writing by the Seller, any and all Seller Information, in each case using the standard of care reasonably necessary to prevent the unauthorized use, dissemination or disclosure of such Seller Information. Notwithstanding the generality of the foregoing, nothing in this Section 7.5 shall prohibit any Party from making public disclosures required by applicable Legal Requirements, according to Section 12.1.

7.6         Reserved.

7.7         Procedure for Mizrahi to Obtain Licenses Related to the Retained Media Rights.  In the event Mizrahi (i) desires to enter into an agreement with a Third Party pursuant to the Retained Media Rights and (ii) such Third Party requires the right to sell products, goods or services which would utilize any IM Brand (including Mizrahi’s name, image and likeness) (any such request rights being “Merchandising Rights”), then Mizrahi shall give notice to Buyers specifying the identity of the Third Party and the nature of the requested Merchandising Rights (a “Merchandising Request”).  Upon receipt of a Merchandising Request, Buyers shall use commercially reasonable efforts to enter into a license agreement with the Third Party (either as a separate agreement or as part of Mizrahi’s agreement with the Third Party) pursuant to which Buyers shall license the Merchandising Rights to the Third Party; provided, however, that Buyers shall have no obligation to enter into any license granting the Merchandising Rights if (i) the financial terms of such license are not commercially reasonable, or (ii) the requested license or granting of the Merchandising Rights would result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than a Permitted Lien) upon any Contract or any other instrument or obligation to which the Buyer is a party.

7.8         Agreement to Vote.  The Seller agrees to enter into a voting agreement at the Closing, in substantially the form attached hereto as Exhibit C (the “Voting Agreement”).  The Seller and Public XCel agree to comply with the terms of the Voting Agreement.

7.9         Access to Records.  At all times after the Closing, each Party will permit the other Parties and their Affiliates reasonable access on not less than five (5) business days prior written notice, during normal business hours, at the sole cost and expense of the requesting party and in a manner that will not unreasonably interfere with the normal operations of the providing party, to and the right to make copies of the Books and Records and such other books and records of such party relating to the Seller and/or the Acquired Assets existing prior to Closing and in such providing party’s possession or control; provided, however, that the requesting party shall only use such information (a) to protect or enforce its rights or perform its obligations under this Agreement and any agreements entered into among the parties in connection herewith or (b) in connection with tax or other regulatory filings, litigation or financial reporting.  In addition, the providing party will make available to the requesting party or its Affiliate, upon reasonable request and to the extent still employed by the providing party, personnel who are familiar with any such matter requested.   Further, the Buyers agree for a period extending six (6) years from and after the Closing Date not to destroy or otherwise dispose of such books, records and other data without first offering in writing to surrender such books, records and other data to the Seller.

7.10       Recording of Intellectual Property Assignments.  The Seller and Buyers shall cooperate to timely record and file the Intellectual Property Assignments, at Public XCel’s sole cost and expense, with the appropriate Government Authorities as promptly as practicable following the Closing.

7.11       Foreign Intellectual Property.  The Seller agrees to use commercially reasonably efforts to take, or cause to be taken, all actions, at Buyers’ cost and expense, as any of the Buyers may reasonably request or as may be otherwise necessary to assist with the registration and transfer of all foreign trademarks included in the Acquired Assets.

7.12       Distribution to Seller’s Members.  The Seller shall distribute the Purchase Price to its members, including the Initial Purchase Price, Earn-Out Shares and QVC Earn-Out Shares in accordance with each such member’s ownership percentage of the Seller. Notwithstanding the foregoing, the members of the Seller shall have the right to enter into an agreement to otherwise dictate the terms of any distributions from, or payments to, the Seller related to this Agreement and the transactions contemplated herein.

7.13       Reserved.

7.14       Suppliers.  During the Restricted Period, except in connection with J. Christopher Capital, LLC and its Affiliates, the Seller and Seller’s employees and Affiliates shall not solicit or receive any fees or other consideration from any suppliers who supply products or services to its Licensees or otherwise supply products or services related to the Business.

7.15       Non-Disparagement.

(a)           Neither the Individuals, Seller, nor any of the Seller’s Affiliates, shall make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Buyers.

(b)           Neither the Buyers nor any of their Affiliates shall make any false or disparaging statements, in public or private, which is reasonably likely to materially impair the reputation, goodwill or commercial interest of the Seller or any of its members or Affiliates, including, without limitation, Mizrahi.

(c)           Buyer shall use the IM Brands, the IM Logos and the rest of the Seller Intellectual Property Rights, and shall otherwise conduct its business, in a manner that would not reasonably be considered: (i) to be immoral, deceptive, scandalous or obscene; (ii) to disparage or falsely suggest a connection with institutions, beliefs, national symbols or persons (living or dead), other than Mizrahi, or to bring them into contempt or disrepute; or (iii) to injure, tarnish, damage or otherwise negatively affect the reputation and goodwill associated with Mizrahi.

(d)           Each Party shall be entitled (without limitation of any other remedy) to specific performance and/or injunctive relief with respect to any breach or threatened breach of the covenants in this Section 7.15.

7.16       Board Matters.  XCel shall take all action to cause the individual named on Schedule 7.16 to be elected to the board of directors of Public XCel (the “Board”) upon the closing of the Public Shell Transaction.  For so long as Seller and its Affiliates beneficially own at least 5% of the outstanding common stock of Public XCel, at each annual meeting of stockholders of Public XCel following the Public Shell Transaction, Seller shall have the right to propose one nominee to the Corporate Governance and Nominating Committee for election to the Board; provided, however, that the final determination as to the appointment or recommendation to shareholders for election of any director or any successor director to the Board or any committee thereof shall remain in the sole discretion of the Corporate Governance and Nominating Committee, and provided further that in making such determination, the Corporate Governance and Nominating Committee shall apply reasonably and uniform standards consistent with past practices and consistent with Public XCel’s corporate governance principles as in effect from time to time, and provided, further that in the event the Corporate Governance and Nominating Committee determines not to appoint or recommend to shareholders the election of any director, any successor director or any alternative nominee proposed by the Seller, the Seller shall be entitled to nominate an alternative nominee for such directorship until the Corporate Governance and Nominating Committee shall so appoint and recommend to shareholders the election of an alternative nominee of the Seller.  Each such director or any successor director shall also be required at the time of nomination to satisfy the independence requirements and listing standards of any securities exchange on which the securities of Public XCel are listed from time to time.

7.17       Couture License.  Commencing on the Closing Date and ending upon delivery by Buyers to the Seller of a termination notice with respect to the license granted pursuant to this Section 7.17, which termination notice may be delivered at any time in the Buyers’ sole discretion, each of the Buyers grants to the Seller a royalty-free, non-exclusive license to use the Acquired Assets in connection with the design, manufacture, sale and marketing of couture and ready-to-wear clothing, in each case only in best retailers (i.e. Bergdorf Goodman, Saks Fifth Avenue and their peers) (the “Couture Business”); provided, however, that, notwithstanding termination of the license, the Seller shall be entitled to sell-off any merchandise that was prepared prior to the Seller’s receipt of the termination notice.  Commencing on the Closing Date, the Seller agrees to fund up to the Escrow Amount of operating costs for the Couture Business.  Except for the foregoing, the Seller shall have no obligations with respect to the Couture Business.  Notwithstanding anything to the contrary herein, Buyers may terminate the license granted in this Section 7.17 at any time provided that in the event of such termination the Seller shall retain the ability to sell the Seller’s inventory existing as of the date of termination.  In the event the Buyers terminate the license granted in this Section 7.17, then the parties shall cooperate to execute a joint written instruction within five (5) Business Days of such termination which instructs the escrow agent appointed under the Escrow Agreement to release any remaining Escrow Amount to the Seller.

7.18        Copies of Retained Physical Sketches.  The Seller agrees to use commercially reasonable efforts to deliver high-resolution copies of all Retained Physical Sketches to the Buyers as soon as practicable after the Closing Date.

7.19       Further Assurances. From time to time following the Closing, each party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby.  Following the Closing, the Seller agrees to forward to the Buyers any correspondence or other communications addressed to the Seller received by it that relates to the Acquired Assets or Assumed Liabilities.

ARTICLE VIII
CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE.

The Buyers’ obligation to purchase the Acquired Assets and the Buyers’ obligations to take the other actions required to be taken by the Buyers are the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyers, in whole or in part):

8.1         Truth of Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

8.2         Performance of Agreements.  Each of the covenants and agreements of the Seller to be performed or complied with by it at or prior to the Closing Date pursuant to the terms hereof, shall have been performed or complied with in all material respects.

8.3         Certificate. The Seller shall have delivered (and caused to be delivered) to the Buyers a certificate, dated the Closing Date and executed by or on behalf of the Seller, certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 of this Agreement.

8.4         No Injunction. No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

8.5         Governmental and Other Approvals. All of the Government Authorizations and third-party consents and approvals set forth on Schedule 8.5 shall have been received and shall be in full force and effect.

8.6         Assignment of Assumed Contracts. The Seller shall have secured all required approvals for the assignment of the Assumed Contracts to the Buyers, including those listed on Schedule 4.17(d).

8.7         Lien Release.  The Buyers shall have received copies of releases of all Liens (other than Permitted Liens) against any asset, property or right of the Acquired Assets.

8.8         Employment Agreements with Mizrahi and MG.  Mizrahi and MG shall have entered into employment agreements in substantially the forms attached hereto as Exhibit D-1 and Exhibit D-2, respectively (collectively, the “Employment Agreements”).

8.9         Key Man Insurance for Mizrahi.  Buyers shall have in place a binding commitment from an insurance provider for (i) key man insurance for Mizrahi, personally, for an amount equal to or greater than Thirty Million United States Dollars ($30,000,000), and (ii) disability insurance for Mizrahi, personally, for an amount equal to or greater than Seven Million Five Hundred Thousand United States Dollars ($7,500,000).

8.10       Termination and Release of EB Agreement.  The Seller shall have received a termination and full release from the EB Agreement (the “EB Termination and Release”) in a form reasonably satisfactory to the Buyers, with such EB Termination and Release releasing the Buyers from any liabilities, contingent or otherwise, associated with the EB Agreement.

8.11       Termination and Release of Side Agreements with QVC.  The Seller shall have received written confirmation from QVC that any agreements between QVC and Earthbound, LLC shall have been terminated and that there are no outstanding amounts owed to QVC by Earthbound, LLC.

8.12       Amendments to Certain Agreements.  Seller shall have entered into amendments to the agreements set forth on Schedule 4.17(c), each in a form reasonably satisfactory to Buyers.  If the consummation of the transactions contemplated herein would require the consent of any of the agreements on Schedule 4.17(c), as amended, then the Seller shall have delivered to Buyers written consents of the counterparties to such agreements.

8.13       Resolution of Chicago Lease. .  The Seller shall have bought out, sub-leased, or otherwise resolved the liabilities related to its Leased Real Property at 935-939 Rush Street and 44-48 E. Walton Street in Chicago, IL to Buyers’ reasonable satisfaction.

8.14       Assignments. The Seller shall have received written assignments, in forms reasonably satisfactory to the Buyer, of all Seller Intellectual Property Rights, from Mizrahi personally, Laugh Club, Inc., and any and all predecessor organizations to the Seller.

8.15       Delivery of Audited Financials.  The Seller shall have delivered the Business Audited Financials to the Buyer pursuant to Section 6.4 of this Agreement which Business Audited Financials show EBITDA for 2009 of $8 million or greater, and EBITDA for 2010 of $5.5 million or greater.

8.16       No Seller Material Adverse Effect.  From the date hereof to the Closing Date, there shall not have occurred any event, circumstance or effect that has had or would reasonably be expected to have a Seller Material Adverse Effect.

8.17       Financing.  The Buyers shall have obtained, on terms and conditions reasonably satisfactory to the Buyers, all of the financing it needs in order to consummate the transactions contemplated hereby including but not limited to debt and equity financing.

8.18       Leased Real Property.  No damage or destruction or other change has occurred with respect to any of the Leased Real Property that is subject to any Assumed Lease, or any material portion thereof that, individually or in the aggregate, would materially impair the use or occupancy of such Leased Real Property or the operation of the Seller’s Business as currently conducted thereon.

8.19       No Decree or Proceeding.  No Decree or Proceeding shall be pending against the Seller which would be reasonably expected to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof.

8.20      Payment of Accounts Payable, Lines of Credit and Notes.  The Seller shall have (i) paid off all known lines of credit, loans, and notes related to the Business or otherwise owed by the Seller as of the Closing Date, and (ii) except as consented to in writing by Buyer, paid off or made arrangements to pay off all known Accounts Payable of the Seller related to the Business, other than such Accounts Payable that are Assumed Liabilities.

8.21       Payment of Advisory, Due Diligence Fees and Expenses .  The Seller shall have paid to any of XCel’s third party advisors, including its Affiliates, all advisory fees, due diligence fees and expenses incurred by the Seller in connection with the transaction contemplated by this Agreement, with such fees and expenses not to exceed $500,000.

8.22       Closing Deliverables. In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, the Seller shall deliver to the Buyers:

(a)           One or more executed bills of sale in form and substance reasonably satisfactory to the Buyers transferring to the Buyers all Furnishings and Equipment;

(b)           in respect of the Acquired Assets, such documents as Buyer may reasonably require to effect the transfer to the Buyers of the Seller’s interests therein free and clear of all Liens, other than Permitted Liens and Liens arising as a result of any action taken by any Buyer or any of its Affiliates;

(c)           One or more executed assignment and assumption agreement(s) in form and substance reasonably satisfactory to the Buyers assigning to the Buyers the Assumed Contracts to be assigned hereunder;

(d)           Counterparts of all Related Agreements executed by Seller, Mizrahi, and MG, as applicable;

(e)           Certified copies of the resolutions of the Seller authorizing the execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions provided for herein;

(f)            An executed assignment and assumption of the Seller Intellectual Property Rights, in form and substance reasonably acceptable to the Buyers;

(g)           A receipt for the Initial Purchase Price;

(h)           A non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in the form required under treasury regulations issued pursuant to Code §1445 stating that the Seller is not a foreign person as defined in Code §1445; and

(i)           certificates of the Secretaries of State (or other applicable office) in each jurisdiction in which Seller is organized, dated as of the Closing Date (or as close thereto as reasonably practicable), certifying as to the good standing (to the extent such concept is recognized in such jurisdiction) and non-delinquent status of such entities.

ARTICLE IX
CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE

All obligations of the Seller under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Seller, in its sole discretion:

9.1         Truth of Representations and Warranties.  The representations and warranties of the Buyers contained in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on and as of the Closing Date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty that is qualified as to materiality shall be true and correct, and such representation and warranty not so qualified shall be true and correct in all material respects, as of such earlier date.

9.2         Performance of Agreements.  Each of the covenants and agreements of the Buyers to be performed or complied with by the Buyers at or prior to the Closing Date pursuant to the terms hereof, shall have been duly performed or complied with by each of the Buyers in all material respects.

9.3         Certificate.  Buyers have delivered to the Seller a certificate, dated the Closing Date and executed by a duly authorized officer on behalf of the Buyers, certifying as to the satisfaction of the conditions set forth in Sections 9.1 and 9.2 of this Agreement.

9.4         No Injunction.  No court or other Government Authority shall have issued a Decree, which shall then be in effect, restraining or prohibiting the completion of the transactions contemplated hereby.

9.5         Governmental and Other Approvals.  All Government Authorizations and third-party consents and approvals set forth on Schedule 8.5 shall have been received and shall be in full force and effect.

9.6         Employment Agreements with Mizrahi and Marisa Gardini.  Public XCel shall have entered into the Employment Agreements, which employment agreements shall be effective on and subject to the Closing.

9.7         Public Shell.  The Public Shell Transaction shall have been consummated and the Buyers shall have provided the Seller with evidence thereof.

9.8         Related Transactions.  The Related Transactions shall have been consummated and the Buyers shall have provided the Seller with evidence thereof.

9.9         Closing Deliverables.  In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at Closing, the Buyers, as applicable, shall deliver to the Seller the following:

(a)           The Initial Purchase Price as provided in Sections 3.2 and 3.3.

(b)           Counterparts of all Related Agreements, executed by the Buyers, as applicable.

(c)           One or more assignment and assumption agreement(s) assuming the Assumed Liabilities executed by the Buyers, in form and substance reasonably satisfactory to the Seller.

(d)           A certified copy of the resolutions of the Buyers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

ARTICLE X
TERMINATION

10.1       Right to Terminate.This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of the Buyers and the Seller;

(b)           by the Buyers or the Seller if the Closing shall not have occurred by July 29, 2011 (the “Termination Date”);

(c)           by the Buyers or the Seller if a court of competent jurisdiction or other Government Authority shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

(d)           by the Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Buyers set forth in this Agreement that causes the conditions set forth in Article IX to become incapable of fulfillment by the Termination Date, unless waived by the Seller;

(e)           by the Buyers, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement that causes the conditions set forth in Article VIII to become incapable of fulfillment by the Termination Date, unless waived by the Buyers;

provided, however, that the party exercising its right to so terminate this Agreement pursuant to Section 10.1(b), 10.1(d) or 10.1(e) shall not have a right to terminate if, at the time of such termination, there exists a breach of any of its representations, warranties, covenants or agreements contained in this Agreement that results in the closing conditions set forth in Article VIII or IX, as applicable, not being satisfied.

10.2       Effect of Termination; Termination Fee.

(a)           Except as otherwise set forth in this Section 10.2, in the event of a termination of this Agreement by either Seller or Buyers as provided in Section 10.1, this Agreement shall forthwith become void; provided, however, that, except as provided for in Section 10.2(b), such termination shall not relieve any Party of any liability for Damages actually incurred or suffered by the other Parties as a result of any breach of this Agreement.

(b)           If this Agreement is terminated solely as a result of the Seller’s breach of Section 6.5 (Exclusivity), then Seller shall pay to the Buyers, or a party designated by Buyers, (i) One Million Dollars ($1,000,000) (the “Exclusivity Termination Fee”) not later than the day of such termination, and (ii) all of Buyers’ reasonable fees and expenses related to the transaction contemplated herein (including reasonable legal fees and expenses of the Buyers) upon its receipt of an invoice for such fees and expenses from the Buyers.  The Exclusivity Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to Seller by Buyers.  The payment of such amounts shall be the sole and exclusive remedy for a breach by Seller of Section 6.5 (regardless of whether such breach is willful), and the Buyers shall have no further claim under this Agreement or under law or equity.

ARTICLE XI
INDEMNIFICATION; REMEDIES

11.1         Survival.  All representations and warranties made by the Seller or the Buyers, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the 18-month anniversary of the Closing Date (the “Survival Date”), other than in the case of fraud and except as to any matters with respect to which a bona fide written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim or action); provided, however, that the representations and warranties (i) in Section 4.10 shall survive and remain in full force and effect until 30 days after the expiration of the applicable statute of limitations for the assessment of Taxes (including all periods of extension, whether automatic or permissive) and (ii) in Sections 4.1, 4.2, 4.6, 4.22, 5.1, and 5.11 (the “Core Representations”) shall survive and remain in full force and effect indefinitely. Each covenant and agreement of any of the Parties contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

11.2       Indemnification by the Seller.  Subject to the limitations set forth in this Article XI, the Seller shall indemnify, defend and hold harmless the Buyers and their managers, members, officers, directors, agents, attorneys and employees, (hereinafter “Buyer Indemnified Parties”) from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case including, without limitation, reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel)) that they incur (collectively, “Damages”) incurred as a result of:

(a)           the breach of any representation or warranty of the Seller contained in this Agreement or in any certificate or other instrument furnished to the Buyers by the Seller pursuant to this Agreement;

(b)           the material breach of, default under or nonfulfillment of any covenant, obligation or agreement of the Seller under this Agreement or the agreements and instruments contemplated herein, which is not cured within thirty (30) days from the Seller’s receipt of notice thereof;

(c)           the Excluded Assets;

(d)           the Excluded Liabilities;

(e)           the breach of, default under or non-fulfillment of the Seller’s obligations or Mizrahi’s personal obligations, except to the extent such breach, default non-fulfillment is as a result of any actions or omissions by any Buyer, under (i) QVC Agreement or (ii) QVC First Amendment resulting in a termination as set forth in paragraph 3(a) of the QVC Agreement or paragraph 6(a) of the QVC First Amendment, other than any termination arising out of the death or disability of Mizrahi; or

(f)           any and all actions, suits, or proceedings, incident to any of the foregoing.

11.3       Indemnification by Buyers.  Subject to the limitations set forth in this Article XI, the Buyers will each indemnify, defend and hold harmless the Seller and its respective stockholders, managers, officers, directors, agents, attorneys and employees (hereinafter “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Party”) from and against any and all Damages incurred or sustained by the Seller Indemnified Parties as a result of:

(a)           the breach of any representation or warranty of the Buyers contained under this Agreement or any certificate or other instrument furnished by the Buyers to the Seller pursuant to this Agreement;

(b)           the material breach of, default under of nonfulfillment of any covenant, obligation or agreement by the Buyers under this Agreement or in the agreements and instruments contemplated herein, which is not cured within thirty (30) days of Buyers’ receipt of notice thereof;

(c)           the operation of the Business and the ownership of the Acquired Assets by Buyers following the Closing;

(d)           any Assumed Liability; and

(e)           any and all actions, suits, or proceedings incident to any of the foregoing.

11.4       Limitation on Liability.

(a)           Neither the Seller nor the Buyers shall have any liability for Damages under, respectively, Section 11.2 or Section 11.3, and neither the Seller Indemnified Parties nor the Buyer Indemnified Parties shall have the right to seek indemnification under, respectively, Section 11.2 or Section 11.3 until the aggregate amount of the Damages incurred by such Indemnified Party exceeds $375,000, and then, subject to the limitations on recovery and recourse set forth in this Article XI, only for such Damages which exceed, in the aggregate, $250,000.   Notwithstanding the foregoing, the limitations in this Section 11.4(a) shall not apply to any breach of a Core Representation, in the case of fraud, or in connection with any failure by the Buyers to make any payment of the Purchase Price when due.

(b)           Subject to Section 11.8(b), the aggregate liability of the Seller on the one hand, and the Buyers on the other, for all Damages under Section 11.2 or Section 11.3, as applicable, shall not exceed (i) $7,500,000 (the “Cap”) in the case of claims for Damages made prior to the 18 month anniversary of the Closing Date, and (ii) $3,750,000 (the “Decreased Cap”) in the case of claims for Damages made on or following the 18 month anniversary of the Closing Date; provided, however, that neither the Cap nor the Decreased Cap shall apply to any breach of a Core Representation, any breach of a covenant by the Parties, in the case of fraud, or in connection with any failure by the Buyers to make any payment of the Purchase Price when due.

(c)           In determining the amount of Damages in respect of a claim under this Article XI, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received by the Indemnified Party making such claim with respect to such Damages less the cost of any increase in insurance premiums over the projected period of such increase as a result of making a claim for such Damages, provided that there shall be no obligation to make a claim, and no offset against Damages shall be made, if a party reasonably believes that making a claim for such Damages is reasonably likely to result in a non-renewal of the insurance policy.

(d)           Except for liability resulting from fraud, and notwithstanding anything contained herein to the contrary, no Party shall be liable under this Agreement for any lost profits, punitive, or exemplary damages of any kind or nature, regardless of the form of action through which such damages are sought.

11.5       Other Indemnification Provisions.

(a)           To the extent that any representations and warranties of the Seller or the Buyers, as applicable, have been breached, thereby entitling the non-breaching party to indemnification pursuant to Section 11.2 and Section 11.3 hereof, it is expressly agreed and acknowledged by the parties that solely for purposes of calculation of Damages in connection with any right to indemnification, the representations and warranties of the Seller or Buyers, as applicable, that have been breached shall be deemed not qualified by any references therein to materiality generally, Knowledge or to whether or not any breach or inaccuracy results in a Seller Material Adverse Effect or Buyer Material Adverse Effect.

(b)           An Indemnified Party’s right to indemnification pursuant to this Article XI shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to such Indemnified Party with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

11.6       Procedure for Indemnification.  The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Parties under Section 11.2 or Seller Indemnified Parties under Section 11.3 or any claims by one party against the other is set forth below:

(a)           Notice.  Whenever any Indemnified Party shall have received notice that a claim has been asserted or threatened against such Indemnified Party, which, if valid, would subject the indemnifying party (the “Indemnifying Party”) to an indemnity obligation under this Agreement, the Indemnified Party shall promptly notify the Indemnifying Party of such claim; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent the Indemnifying Party is actually prejudiced thereby.  Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above.

(b)           Defense of a Third Party Claim.  If any Third Party shall notify any party with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party under this Article XI, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim so long as (i) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (ii) uses counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party hereafter in respect of such matters and (iv) the relief sought is monetary damages.

(c)           After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of the Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation; provided, however, that if counsel defending such Third Party Claim shall advise the parties of a potential conflict of interest arising from the existence of one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or its Affiliates, then the Indemnified Party may retain separate counsel to defend it and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party if applicable under this Article XI.  Subject to the proviso to the foregoing sentence, if the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.  The Indemnifying Parties shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party have not assumed the defense thereof if they ultimately are found to be liable to indemnify the Indemnified Party.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(d)           If an Indemnifying Party assumes the defense of an action or proceeding, then without the Indemnified Party’s written consent, the Indemnifying Party shall not settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or other plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claim or if such settlement shall include injunctive or other relief that affects or relates to the right or obligations of such Indemnified Party, other than the obligation to pay monetary damages where such damages have been satisfied in full by the Indemnifying Party or their respective Affiliates.

11.7       Non-Third Party Claims.  Within thirty (30) Business Days after a Party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such Party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification (a “Claim Notice”); provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.  Any Claim Notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 11.1 above.  If the Indemnifying Party does not deliver notice to the Indemnified Party within thirty (30) Business Days following its receipt of a Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article XI (an “Indemnification Objection”) the Indemnifying Party will be deemed to have rejected such claim, in which event the other party will be free to pursue such remedies as may be available to them.

11.8       Indemnification Payments.  In the event any Buyer Indemnified Party is finally determined to be entitled to indemnification pursuant to this Article XI, such Buyer Indemnified Party shall obtain such indemnification as follows:

(a)           first by decreasing the then remaining balance of the Promissory Note pursuant to the terms of the Promissory Note, and

(b)           then, by deducting the amount of the Damages from any Earn-Out Shares earned but not yet received by the Seller; provided, that the amounts so deducted are not subject to the limitations set forth in Section 11.4(b) of this Agreement, and

(c)           if the Promissory Note and Earn-Out Shares earned but not yet received by the Seller are insufficient to satisfy such indemnification claim, such Buyer Indemnified Party may seek indemnification from the Seller for the remaining indemnification amount owed to such Buyer Indemnified Party.

11.9       Tax Treatment.  All indemnity payments made under this Article XI shall be treated as adjustments to the Purchase Price for all tax purposes.

ARTICLE XII
MISCELLANEOUS

12.1       Public Disclosure or Communications.  Except to the extent required by applicable Legal Requirements (including, without limitation, securities laws applicable to the Parties), none of the Buyers nor the Seller or any of their Affiliates shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties; and, in the event that any such public announcement, release or disclosure is required by applicable Legal Requirements (including, without limitation, the rules of the stock market and/or securities laws), the disclosing party will provide the other parties, to the extent practicable and permissible under the circumstances, reasonable opportunity to comment on any such announcement, release or disclosure prior to the making thereof. Each of the parties hereto acknowledges that XCel may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

12.2         Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested, or (c) one Business Day after its delivery, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to the Seller:

IM Ready-Made, LLC
475 Tenth Avenue, 4th Floor
New York, NY  10018
Attention:  Marisa Gardini, President
Facsimile:  347-727-2479

With a copy to (which shall not constitute notice):

Robinson & Cole LLP
885 Third Avenue, 28th Floor
New York, NY  10022
Attention:  Eric J. Dale
Facsimile: 212-451-2999

If to the Buyers:

XCel Brands, Inc.
5 Penn Plaza, 23rd Floor
New York, NY  10001
Attention:  Robert D’Loren, CEO
Facsimile: 516-584-9256

With a copy to (which shall not constitute notice):

Blank Rome, LLP
405 Lexington Avenue
New York, NY  10174
Attention:  Robert Mittman
Facsimile: 212-885-5001

12.3     Entire Agreement; Nonassignability; Parties in Interest.  This Agreement and the certificates, exhibits, schedules, documents, instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person, either explicitly or implicitly, any equitable or legal rights or remedies of any nature whatsoever hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party; provided, however, that the Buyers may, without the consent of the Seller but upon written notice to the Seller thereof, (i) assign any or all of their rights and interests hereunder to one or more of their Affiliates or successors, (ii) designate one or more of their Affiliates to perform their obligations hereunder, (iii) direct the Seller, at the Closing and on behalf of the Buyers, to transfer title to all or some of the Acquired Assets directly to one of more of their Affiliates, and (iv) assign their rights and obligations under this Agreement to a purchaser of all or substantially all of the assets of the Buyers; provided, however, that in each of (i)-(iv) the Buyers shall remain obligated to perform all their obligations under this Agreement.

12.4      Bulk Sales Law.  The Buyers hereby waive compliance by the Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Acquired Assets.

12.5      Expenses.  Except as otherwise specifically provided in this Agreement, including the Exclusivity Termination Fee as provided in Section 10.2(b), whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear its own costs, expenses and fees incurred in connection with this Agreement and the other transactions contemplated by this Agreement.

12.6      Waiver and Amendment.  Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof and any term, condition or covenant hereof may be amended by the Parties hereto at any time.  Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by such party to execute waivers, extensions or amendments on its behalf.  No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement.  No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

12.7      Severability.  Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

12.8      Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.9      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which taken together shall constitute one instrument.  Any signature page delivered by a facsimile machine, or in portable document format (“PDF”) file format shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto.

12.10   Governing Law.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law.

12.11   Dispute Resolution.  The parties agree to submit to binding arbitration (as set forth below) any and all disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of the Agreement to arbitrate.  It is expressly acknowledged and agreed that the Parties have chosen the mediation and arbitration process set forth herein in an effort to lower the cost and increase the efficiency of dispute resolution beyond that encountered in traditional litigation, and the JAMS mediator/arbitrator shall keep that objective in mind.

(a)           Mediation.  Before any dispute, controversy or claim arising out of or relating to this Agreement (independently or collectively, the “Claim”) may be submitted to arbitration, the parties hereto shall first attempt to resolve any such Claim in a non-binding half-day mediation to be held in New York, New York before a mutually acceptable JAMS mediator.  The mediation process shall proceed as follows: (a) the complaining Party shall submit its Claim in writing to the other Party; (b) the other Party shall respond in writing within three (3) Business Days; (c) the complaining Party shall reply in writing within three (3) Business Days; (d) the Parties shall negotiate in good faith using commercially reasonable efforts to settle the Claim without delay; (e) if the Claim is not settled within ten (10) Business Days of the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party, the Claim will promptly be submitted to mediation as set forth above; and (f) the mediation shall occur no later than twenty-five (25) Business Days after the complaining Party’s provision, by facsimile and/or email, of its written reply to the other Party.

(b)           Arbitration.  In the event that any Claim is not resolved through the mediation procedure outlined immediately above, the Parties agree that such Claim will be determined by arbitration as set forth herein.  Any arbitration pursuant to this section will be held exclusively in New York, New York before a single JAMS arbitrator, and will be exclusively and finally settled, adjudicated and determined in accordance with the JAMS Comprehensive Arbitration Rules and Procedures (“Comprehensive Rules”).  At the commencement of any arbitration, the parties will in good faith discuss and determine whether such arbitration should be conducted pursuant to the Expedited Procedures of the Comprehensive Rules, i.e. Rules 16.1 and 16.2.  The arbitrator shall not authorize more than: (1) five (5) depositions per Party; (2) the issuance of more than ten (10) interrogatories per Party; (3) the issuance of more than seven (7) document subpoenas per Party; or (4) the issuance of more than ten (10) requests for admission per party.  Any such Claim shall be governed by the laws of the State of New York, including its statutes of limitations, but without regard to its choice or conflicts of laws rules.  All fact and expert discovery will be completed within 120 days of the Preliminary Conference, and any hearing shall commence and be completed within 150 days of the Preliminary Conference.  Judgment upon the written Award (as defined below) rendered by the arbitrator may be enforced, confirmed, rendered and entered in any court of competent jurisdiction having jurisdiction thereof.  All proceedings in connection with any arbitration, and any submissions relating to the arbitration, except for the final written Award of the arbitrator, will be kept confidential and may not be discussed or disclosed publicly without the prior written consent of all Parties to the arbitration unless required by applicable law or the rules of any securities exchange on which any Party’s or its affiliate’s securities are traded.  The arbitrator’s written award (the “Award”) will include specific findings of fact and conclusions of law with citations to applicable authority, and will be issued as soon as practicable following the conclusion of the record or hearing, and in no event more than sixty (60) days after the conclusion of the record or hearing.

(c)           Fees and Expenses.  Any fees or expenses incurred by a Party in connection with mediation (as outlined above) shall be borne that Party, except that any fees, expenses and/or costs charged by the mediator shall be borne equally by the Parties.  The arbitrator shall award to the prevailing Party in any arbitration (as outlined above) all reasonable fees, expenses and costs including, without limitation, attorneys’ fees and expert witness fees and/or consultant fees.

(d)           Interim Relief.  Notwithstanding any provision of this Agreement including, without limitation, the foregoing sections outlining mediation and arbitration procedures, any Party may seek interim judicial relief pending mediation and/or arbitration, including injunctive or other equitable relief, to prevent irreparable harm or to preserve the status quo without waiving, and without prejudice to, the right or obligation to mediate and/or arbitrate.  The Parties agree that any such request for equitable or injunctive relief may be pursued only in the state or federal courts located in New York, New York, and hereby submit to the jurisdiction of these courts for any such purpose..

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Asset Purchase Agreement as of the day and year first above written.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

IM BRANDS, LLC
By: XCel Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

[Signature Page to Asset Purchase Agreement]

IM READY-MADE, LLC

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	President

SOLELY WITH RESPECT TO SECTIONS 2.5, 7.3 AND 7.15

/s/ Isaac Mizrahi
Isaac Mizrahi

SOLELY WITH RESPECT TO SECTIONS 7.3 AND 7.15

/s/ Marisa Gardini
Marisa Gardini

[Signature Page to Asset Purchase Agreement]

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This First Amendment (the “Amendment”) dated July 28, 2011 to the Asset Purchase Agreement (the “Agreement”) dated as of May 19, 2011 is being entered into by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), Isaac Mizrahi, an individual (“Mizrahi”), and Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.

1.            Section 6.1 of the Agreement is hereby amended to extend the date for the parties to satisfy their respective conditions precedent set forth in Articles VIII and IX to September 15, 2011.

2.             Section 10.1(b) of the Agreement is hereby amended to read in its entirety as follows:

 “by the Buyers or the Seller if the Closing shall not have occurred by September 15, 2011 (the “Termination Date”);”.

3.            Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms.  From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

4.           This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

5.           This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

IM BRANDS, LLC
By:	XCel Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	Chairman and CEO

IM READY-MADE, LLC

By:	/s/ Marisa Gardini
Name:	Marisa Gardini
Title:

/s/ Isaac Mizrahi
Isaac Mizrahi

/s/ Marisa Gardini
Marisa Gardini

SECOND AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This Second Amendment (the “Amendment”) dated September 15, 2011 to the Asset Purchase Agreement (the “Agreement”) dated as of May 19, 2011 and as amended on July 28, 2011 is being entered into by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), Isaac Mizrahi, an individual (“Mizrahi”), and Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.

1.             Section 6.1 of the Agreement is hereby amended to extend the date for the parties to satisfy their respective conditions precedent set forth in Articles VIII and IX to September 21, 2011.

2.             Section 10.1(b) of the Agreement is hereby amended to read in its entirety as follows:

“by the Buyers or the Seller if the Closing shall not have occurred by September 21, 2011 (the “Termination Date”);”.

3.             Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms.  From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

4.             This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

5.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

IM BRANDS, LLC
By:	XCel Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	President

IM READY-MADE, LLC

By:	/s/ Marisa Gardini
Name:	Marisa Gardini
Title:	President

/s/ Isaac Mizrahi
Isaac Mizrahi

/s/ Marisa Gardini
Marisa Gardini

THIRD AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This Third Amendment (the “Amendment”) dated September 21, 2011 to the Asset Purchase Agreement (the “Agreement”) dated as of May 19, 2011 and as amended on July 28, 2011 and September 15, 2011 is being entered into by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), Isaac Mizrahi, an individual (“Mizrahi”), and Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.

1.             Section 6.1 of the Agreement is hereby amended to extend the date for the parties to satisfy their respective conditions precedent set forth in Articles VIII and IX to September 30, 2011.

2.             Section 10.1(b) of the Agreement is hereby amended to read in its entirety as follows:

“by the Buyers or the Seller if the Closing shall not have occurred by September 30, 2011 (the “Termination Date”);”.

3.             Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms.  From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

4.             This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

5.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

IM BRANDS, LLC
By:	XCel Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	President

IM READY-MADE, LLC

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	President

/s/ Isaac Mizrahi
Isaac Mizrahi

/s/ Marisa Gardini
Marisa Gardini

FOURTH AMENDMENT TO THE ASSET PURCHASE AGREEMENT

This Fourth Amendment (the “Amendment”) dated as of September 29, 2011 to the Asset Purchase Agreement dated as of May 19, 2011 and as previously amended on July 28, 2011, September 15, 2011 and September 21, 2011 (the “Agreement”) is being entered into by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), Isaac Mizrahi, an individual (“Mizrahi”), and Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.

WHEREAS, the Parties and the Individuals have entered into the Agreement, and in connection therewith, the Parties and the Individuals desire to amend the Agreement as set forth below, and

WHEREAS, this Amendment is intended to constitute an integral part of and be effective as of the date of the Agreement. Any capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in the Agreement and as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           The introductory paragraph of the Agreement is hereby amended to read in its entirety as follows:

“This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 19, 2011, by and among XCel Brands, Inc., a Delaware corporation (“XCel”), IM Brands, LLC, a Delaware limited liability company (“IMB” and, together with XCel, the “Buyers”), IM Ready-Made, LLC, a New York limited liability company (“IM” or “Seller”), solely as to Sections 2.5, 7.3, 7.15, 7.19, 7.20 and 7.22, Isaac Mizrahi, an individual (“Mizrahi”), and, solely as to Sections 7.3 and 7.15, Marisa Gardini, an individual (“MG” and together with Mizrahi, the “Individuals”).  The Seller and Buyers are referred to herein each individually as a “Party,” and collectively as the “Parties”.”

2.           The following definition of “Closing Date Reference Price” set forth in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Closing Date Reference Price” means $5.00.

3.           The definition of “EB Termination and Release” is hereby deleted in its entirety and all references to such definition are deleted from the Agreement.

4.           The following definitions are hereby added to Section 1.1 of the Agreement in the appropriate alphabetical order:

“EB Contribution Agreement” means that certain Contribution Agreement, dated as of August 16, 2011, by and among Earthbound, LLC, XCel and Seller, as amended from time to time.”

“EB Transition Services Agreement” means that certain Release and Transition Services Agreement, dated as of August 16, 2011, by and among Earthbound, LLC, XCel and Seller, as amended from time to time.”

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Lease Guaranty” means that certain Guaranty, dated as of August 30, 2005, by Mizrahi in favor of Adler Holdings III, LLC.

5.           Section 2.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyers shall assume and agree to pay, discharge and perform when due, the Seller’s liabilities and obligations (a) arising under the Assumed Contracts, including the License Agreements and the Design and Service Agreements, to the extent such liabilities or obligations are incurred on or after the Closing Date (but specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts that exist as a result of (i) any breach of any Assumed Contract occurring prior to the Closing Date, (ii) any obligation of the Seller to pay any Taxes allocated to the Seller pursuant to Section 7.2(b), (iii) any violation of law, breach of warranty, tort or infringement occurring prior to the Closing Date or (iv) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand to the extent related to acts or omissions occurring or arising prior to the Closing Date), (b) arising out of the operation of the Business to the extent that such liabilities or obligations accrue on and after the Closing Date based on the operation of the Business following the Closing, (c) to repay the QVC Advance or any portion thereof, (d) under Section 3(ii) of the EB Transition Services Agreement, and (e) of a type and amount expressly identified on Schedule 2.3 (collectively, the “Assumed Liabilities”).”

6.           Section 2.4(l) is hereby added as an Excluded Liability and shall read in its entirety as follows:

“Any liability under Section 3(i) of the EB Transition Services Agreement.”

7.           Section 3.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Buyers shall pay to the Seller (or as designated by Seller), $9,673,568 (the “Closing Payment”) in cash, by wire transfer of immediately available funds;”

8.           Section 3.3(ii) of the Agreement is deleted in its entirety and replaced with the following:

“Buyers shall deliver to the Escrow Agent Five Hundred Thousand Dollars ($500,000) (the “Escrow Amount”) pursuant to the Escrow Agreement.  Upon receipt by Buyers of evidence, which is reasonably satisfactory to Buyers, that (i) the Seller has paid, subleased or otherwise satisfied the liabilities related to the Leased Real Property at 23 E. 67th St., New York, NY, the Parties shall cooperate to execute and deliver a joint written instruction to the Escrow Agent, within five (5) Business Days of the receipt by Buyers of such evidence, instructing the Escrow Agent to disburse $100,000 (or the balance remaining in the Escrow Account (as defined in the Escrow Agreement) if the joint written instruction referenced in clause (ii) below has already been delivered) to Seller, or (ii) the Seller has paid, subleased or otherwise satisfied the liabilities related to the Leased Real Property at 44-48 E. Walton Street, Chicago, IL, the Parties shall cooperate to execute and deliver a joint written instruction to the Escrow Agent, within five (5) Business Days or the receipt by Buyers of such evidence, instructing the Escrow Agent to disburse $400,000 (or the balance remaining in the Escrow Account (as defined in the Escrow Agreement) if the joint written instruction referenced in clause (i) above has already been delivered) to Seller.”

9.           Section 3.3(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Buyers shall cause to be issued to the Seller a number of XCel Shares equal to the quotient obtained by dividing $13,795,000 by the Closing Date Reference Price (the “Initial Stock Consideration”);”

10.         Section 3.3(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Reserved.”

11.         The last sentence of Section 3.4(b) of the Agreement is hereby deleted and replaced with the following:

“Upon receipt of the Earn-Out Reconciliation by the Seller, the Buyers shall deliver the Earn-Out Shares related to the then previous Royalty Target Period to the Seller within 10 Business Days thereof, with the number of shares to be calculated as the quotient obtained by dividing (x) the Earn-Out Value earned by the Seller for the then previous Royalty Target Period, by (y) the greater of (i) $4.50 (as adjusted for a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of Public XCel, which are collectively referred to herein as “Adjustments”), and (ii) the average closing price of XCel Shares for the last twenty (20) Business Days of the previous Royalty Target Period.”

12.         The last sentence of Section 3.4(d) of the Agreement is hereby deleted and replaced with the following:

“Within ten (10) days of receipt of the QVC Earn-Out Reconciliation by the Seller, the Buyers shall deliver, at the Buyers’ sole election, either (i) the QVC Earn-Out Amount earned, if any, by wire transfer or immediately available funds, or (ii) XCel Shares with a value equal to the QVC Earn-Out Amount earned (“QVC Earn-Out Shares”), if any, with the number of shares to be calculated as the quotient obtained by dividing (x) the QVC Earn-Out Amount earned by the Seller, by (y) the greater of (i) $4.50 (subject to any Adjustments) and (ii) the average closing price of XCel Shares on the last twenty (20) Business Days of the QVC Earn-Out Period.”

13.         Section 7.2(d) is hereby added to the Agreement and reads in its entirety as follows:

“The Seller and the Buyers intend that the transfer of the assets of the Business contemplated by this Agreement, in connection with the Public Shell Transaction and the Public Shell’s related equity and debt financings, will qualify as a transaction or transactions described in Section 351 of the Code.  The Parties intend to treat the transaction contemplated herein as a transaction described in Section 351 of the Code and will timely file statements (including applicable extensions) pursuant to Treasury Regulation Section 1.351-3.  The Parties shall report the transactions governed by this Agreement consistent with this Section 7.2(d) and shall take no position contrary thereto unless required to do so by applicable Tax law pursuant to a determination as defined in Section 1313(a) of the Code.”

14.         The first sentence of Section 7.16 of the Agreement is hereby deleted and replaced with the following:

“Board Matters.  Subject to the qualifications below, XCel shall take all action to cause the individual named on Schedule 7.16 to be elected to the board of directors of Public XCel (the “Board”) within 30 calendar days of the closing of the Public Shell Transaction.”

15.         Section 7.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Couture License. Commencing on the Closing Date and ending upon delivery by Buyers to the Seller of a termination notice with respect to the license granted pursuant to this Section 7.17, which termination notice may be delivered at any time in the Buyers’ sole discretion, each of the Buyers grants to the Seller a royalty-free, non-exclusive license to use the Acquired Assets in connection with the design, manufacture, sale and marketing of couture and ready-to-wear clothing, in each case only in best retailers (i.e. Bergdorf Goodman, Saks Fifth Avenue and their peers) (the “Couture Business”); provided, however, that, notwithstanding termination of the license, such license shall continue solely with respect to any merchandise that was prepared, or which Seller committed to prepare, which commitment is not reversible without cost, prior to the Seller’s receipt of the termination notice.  Notwithstanding anything to the contrary herein, Buyers may terminate the license granted in this Section 7.17 at any time provided that such license shall continue as, and to the extent, provided in the foregoing sentence.”

16.         Section 7.19 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Further Assurances.

From time to time following the Closing, each Party shall execute and deliver, or cause to be executed and delivered, such instruments and documents as a Party may reasonably request or as may be otherwise necessary to more effectively consummate the transactions contemplated hereby.  Following the Closing, the Seller agrees to forward to the Buyers any correspondence or other communications addressed to the Seller received by it that relate to the Acquired Assets or Assumed Liabilities.

From time to time following the Closing, Mizrahi shall promptly execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Buyers such approvals, notices, instruments and other documents and take (or cause to be taken) such other actions as Buyers may reasonably request (a) to confirm to any third party the sale and transfer of the Acquired Assets to Buyers, (b) to confirm and acknowledge to any third party the Buyers right, title and interest in all or any part of the Intellectual Property Rights, and the name, image and likeness of Isaac Mizrahi as an individual, in each case to the extent included within the Acquired Assets, or (c) to otherwise carry out the intent and accomplish the purposes of this Agreement.”

17.         Section 7.20 is hereby added to the Agreement and reads in its entirety as follows:

“QVC Agreement. Mizrahi shall use his best efforts to cooperate with Buyers as may be necessary to enable Buyers to cause a reputable insurer to issue and maintain the disability insurance on Mizrahi in full force and effect in the amount and for the periods required by the QVC Agreement.

18.         Section 7.21 is hereby added to the Agreement and reads in its entirety as follows:

“Termination of EB Agreement. Buyers and Seller shall promptly, and in any event within five (5) Business Days following the Closing Date, execute such documents and take such other action as may be necessary to terminate the EB Agreement, without liability to any Party, other than any obligations or liabilities set forth in or arising out of the EB Contribution Agreement and EB Transition Services Agreement.”

19.         Section 7.22 is hereby added to the Agreement and reads in its entirety as follows:

“Guaranties.

(a)           In the event that Mizrahi ceases to be an employee of XCel, for any reason, the Buyers shall use best efforts to promptly, and in any event within ten (10) Business Days of such last day of employment, take such action as may be necessary to release Mizrahi from the Lease Guaranty.

(b)           Buyers will, jointly and severally, indemnify, defend and hold harmless Mizrahi from and against any Damages incurred or sustained by Mirzahi as a result of the Lease Guaranty.  Such indemnification shall be without regard to any the limitations set forth in Section 11.4 of the Agreement.”

20.         Section 8.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Buyers, Earthbound and the Seller shall have entered into the EB Transition Services Agreement and the EB Contribution Agreement.”

21.         The resolution of the Chicago lease is removed as a condition to close.  Accordingly, Section 8.13 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Reserved.”

22.         Section 8.15 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Seller shall have delivered the Business Audited Financials to the Buyers pursuant to Section 6.4 of this Agreement.”

23.         Section 9.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

 “Public Shell.  The Public Shell Transaction shall have been consummated.  The Parties acknowledge that the Public Shell Transaction shall be deemed to be consummated contemporaneously with the Closing.”

24.         Schedules 4.4(b), 4.11, 4.13, 4.15, 4.20(a) and 6.13 to the Agreement are amended in their entirety by Schedules 4.4(b), 4.11, 4.13, 4.15, 4.20(a) and 6.13 attached hereto.

25.         The Form of Promissory Note attached to the Agreement as Exhibit A is hereby amended and replaced in its entirety by the Form of Promissory Note attached hereto as Exhibit A.

26.         The Form of Escrow Agreement attached to the Agreement as Exhibit B shall be replaced with a Form of Escrow Agreement with substantially the same terms as the Form of Escrow Agreement attached to the Agreement as Exhibit B, but with such changes as are necessary in order for the Parties to engage JPMorgan Chase Bank, National Association as the escrow agent and to reflect the changes set forth in Paragraphs 8 and 17 of this Amendment.

27.         Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms.  From and after the date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

28.         This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.  In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

29.         This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO, President and Secretary

IM BRANDS, LLC
By:	XCel Brands, Inc., its Managing Member

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	President

IM READY-MADE, LLC

By:	/s/ Isaac Mizrahi
Name:	Isaac Mizrahi
Title:	President

/s/ Isaac Mizrahi
Isaac Mizrahi

/s/ Marisa Gardini
Marisa Gardini